UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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The Greenbrier Companies, Inc.

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One Centerpointe Drive

Suite 200

Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

January 7, 2015

To Our Shareholders:

The Annual Meeting of Shareholders of The Greenbrier Companies, Inc. (the “Company,” “we,” “us,” and “our”) will be held beginning at 2:00 p.m. on Wednesday, January 7, 2015 at the Benson Hotel, 309 SW Broadway, Portland, Oregon for the following purposes:

1. Electing two directors of the Company;

2. Obtaining an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the “SEC”);

3. Approving amendments to The Greenbrier Companies, Inc. 2010 Amended and Restated Stock Incentive Plan to increase the annual director stock compensation under the plan in the form of a 2014 Amended and Restated Stock Incentive Plan;

4. Approving The Greenbrier Companies, Inc. 2014 Employee Stock Purchase Plan;

5. Ratifying the appointment of KPMG LLP as the Company’s independent auditors for 2015; and

6. Transacting such other business as may properly come before the meeting.

Only holders of record of our Common Stock at the close of business on November 14, 2014 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy.

By Order of the Board of Directors,

/s/ Sherrill A. Corbett
Sherrill A. Corbett Secretary

Lake Oswego, Oregon

November 19, 2014

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 7, 2015: The Proxy Statement and Annual Report to Shareholders are available at www.gbrx.com/proxy.

THE GREENBRIER COMPANIES, INC.

One Centerpointe Drive

Suite 200

Lake Oswego, Oregon 97035

PROXY STATEMENT

2015 Annual Meeting of Shareholders

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Greenbrier Companies, Inc. (the “Company,” “we,” “us,” and “our”) of proxies to be voted at the 2015 Annual Meeting of Shareholders of the Company to be held beginning at 2:00 p.m. on Wednesday, January 7, 2015 at the Benson Hotel, 309 SW Broadway, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted as the Board of Directors recommends. The persons named in the proxies will have discretion to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees or by telephone, facsimile, electronic transmission or express mail. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes as described below. We will pay Innisfree a fee of $10,000 plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This Proxy Statement is first being mailed to shareholders on or about November 21, 2014.

VOTING

Holders of record of our Common Stock at the close of business on November 14, 2014, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of November 14, 2014, there were 26,950,033 shares of Common Stock outstanding and entitled to vote, and a majority, or 13,475,017 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting. Shareholders are not entitled to cumulative voting in the election of directors. For shares held through a broker or other nominee that is a New York Stock Exchange (“NYSE”) member organization, if a matter to be voted on is considered routine, the broker has discretion to vote the shares. If the matter to be voted on is determined to be non-routine, the broker may not vote the shares without specific instruction from the shareholder. Director elections, the advisory vote on executive compensation, approval of the Company’s 2014 Amended and Restated Stock Incentive Plan, and approval of the Company’s 2014 Employee Stock Purchase Plan are not considered routine matters.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors presently comprises nine directors. The directors are divided into three classes, with an approximately equal number of directors in each class. One class is elected each year for a three-year term. The two nominees recommended by our Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as Class III directors to serve until the Annual Meeting of Shareholders in

2018, or until their respective successors are elected and qualified, are William A. Furman and Charles J. Swindells. Current Class III director C. Bruce Ward is not standing for re-election as a director. The Board has been decreased to eight members effective as of the date of the Annual Meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The two nominees for director receiving the highest number of votes will be elected to the Board of Directors.

If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominees named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

Under Oregon law, the directors who receive the greatest number of votes cast will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR the election of each of Mr. Furman and Mr. Swindells. Unless marked otherwise, proxies received will be voted FOR the election of the two nominees.

The following table sets forth certain information about each nominee for election to the Board of Directors and each continuing director.

Name	Age	Positions	Director Since	Expiration of Current Term
Nominees for Election
Class III
William A. Furman	70	President, Chief Executive Officer and Chairman of the Board of Directors	1981	2015
Charles J. Swindells(2)(3)	72	Director	2005	2015

Directors Continuing in Office
Class I
Duane C. McDougall(1)(2)(3)	62	Director and Lead Director	2003	2016
A. Daniel O’Neal, Jr. (3)	78	Director	1994	2016
Donald A. Washburn(1)(2)(3)	70	Director	2004	2016
Class II
Graeme A. Jack(1)(2)(3)	63	Director	2006	2017
Victoria McManus(1)(2)(3)	59	Director	2009	2017
Wendy L. Teramoto	40	Director	2009	2017

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

William A. Furman, President, Chief Executive Officer and Chairman of the Board of Directors. Mr. Furman has served as a member of the Board since 1981 and as the Company’s President and Chief Executive Officer since 1994. He has served as the Chairman of the Board of Directors since January 2014. Mr. Furman has been associated with the Company and its predecessor companies since 1974. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation. Earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman serves as a Director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company. As a founder of the Company’s predecessor, Mr. Furman brings executive management and railcar industry experience to the Board as well as historical perspective on the Company’s origins and evolution.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Furman to continue to serve as a director of the Company, subject to shareholder approval at the Annual Meeting.

Graeme A. Jack, Director. Mr. Jack has served as a member of the Board since October 2006. Mr. Jack is a retired partner of PricewaterhouseCoopers LLP in Hong Kong. Mr. Jack is also an independent non-executive director of Hutchison Port Holdings Management Pte. Limited, the trustee manager of Singapore Stock Exchange listed Hutchison Port Holdings Trust. He also serves as an independent trustee for Hutchison Provident Fund and Hutchison Provident and Retirement Plan, two retirement plans established for employees of Hong Kong Stock Exchange listed Hutchison Whampoa Limited. Mr. Jack brings accounting and financial reporting expertise to the Board as well as extensive experience in international business transactions in Asia generally and in China in particular.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Jack to continue to serve as a director of the Company.

Duane C. McDougall, Lead Director. Mr. McDougall has served as a member of the Board since 2003 and as Lead Director since January 2014. Mr. McDougall served as Chairman and Chief Executive Officer of Boise Cascade, LLC, a privately held manufacturer of wood products, from December 2008 to August 2009. He was President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Accounting Officer during his 23-year tenure with Willamette Industries, Inc. He also serves as Chairman of the Board of Boise Cascade and as a Director of StanCorp Financial. Mr. McDougall has also served as a Director of West Coast Bancorp, a position from which he resigned effective December 31, 2011; as a Director of Cascade Corporation until its sale in 2013; and as a Director of several non-profit organizations. Mr. McDougall brings executive leadership and accounting and financial reporting expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. McDougall to continue to serve as a director of the Company.

Victoria McManus, Director. Ms. McManus has served as a member of the Board since July 2009. From September 2008 to the present, Ms. McManus has worked independently and has made investments in real estate and mid-cap companies. From August 2004 until July 2008, Ms. McManus served as President of Babcock & Brown Rail Management, LLC and President of Babcock & Brown Freight Management LLC. Ms. McManus was a partner with Babcock & Brown LP (“B&B”), an international financial advisory and asset management firm known for its expertise in transportation and infrastructure assets. At B&B, Ms. McManus was a senior member of the U.S. Management team and the head of the North American Rail Group. Prior to joining B&B, Ms. McManus was an executive with The CIT Group for ten years; her last position as President of their Rail Division. Ms. McManus brings railcar leasing and executive leadership expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Ms. McManus to continue to serve as a director of the Company.

A. Daniel O’Neal, Jr., Director. Mr. O’Neal has served as a member of the Board since 1994. He also served as a Director of Gunderson from 1985 to 2005. Mr. O’Neal serves as an advisor to the Company regarding strategic relationships within railroad and supplier industries and with the federal government, a position he held from 1997 until January of 2011 as an employee of the Company and as a consultant to the Company thereafter. Mr. O’Neal served as a Commissioner of the Interstate Commerce Commission from 1973 until 1980 and, from 1977 until 1980, served as its Chairman. Since 1985, he has served in various executive positions with the Company, including as Chairman of Greenbrier Intermodal from 1984 to 1994, Chairman of Autostack from 1989 to 1996 and Chairman of Greenbrier Logistics from 1996 to 1997. Prior to joining the Company in 1985, he was a partner in a business law firm. From 1989 until 1996 he was Chief Executive Officer and owner of a freight transportation services company. He was Chairman of Washington State’s Freight Mobility Board from its inception in 1998 until July 2005. Mr. O’Neal is a member of the Washington State Transportation Commission. In 2007 the Governor of Washington appointed him to the newly formed Puget Sound Partnership Leadership Board. He is on the board of various non-profit organizations. Mr. O’Neal brings transportation industry, governmental relations and regulatory affairs expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. O’Neal to continue to serve as a director of the Company.

Wendy L. Teramoto, Director. Ms. Teramoto has served as a member of the Board since June 2009. Ms. Teramoto is a Managing Director at WL Ross & Co. LLC and has been with WL Ross & Co. LLC in various capacities since 2000. Ms. Teramoto is also a director of DSS Holdings GP Limited, a global shipping company. She was previously a director of International Coal Group, Inc. from 2004 to 2011, at which point it was acquired by Arch Coal, Inc. Prior to joining WL Ross & Co. LLC, Ms. Teramoto worked at Rothschild Inc., an investment banking firm. Ms. Teramoto holds a B.S. in Accounting from the University of Colorado at Boulder. Ms. Teramoto brings expertise in analyzing financial issues and experience with manufacturing and other heavy industry companies to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Ms. Teramoto to continue to serve as a director of the Company.

Charles J. Swindells, Director. Mr. Swindells has served as a member of the Board since September 2005. Mr. Swindells served as the Vice Chairman, Western Region of U.S. Trust, Bank of America, Private Wealth Management from August 2005 to January 2009. Mr. Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A.; Chairman and Chief Executive Officer of Capital Trust Management Corporation; and Managing Director/Founder of Capital Trust Company. He also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the NYSE. Mr. Swindells was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio and was a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon. Mr. Swindells serves as a Director of Swift Energy Company, a NYSE listed oil and natural gas company. Mr. Swindells brings financial and global business expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Swindells to continue to serve as a director of the Company, subject to shareholder approval at the Annual Meeting.

Donald A. Washburn, Director. Mr. Washburn has served as a member of the Board since August 2004. Mr. Washburn is a private investor. Mr. Washburn served as Executive Vice President of Operations of Northwest Airlines, Inc., an international airline, from 1995 to 1998. Mr. Washburn also served as Chairman and President of Northwest Cargo from 1997 to 1998. Prior to becoming Executive Vice President, he served as Senior Vice President for Northwest Airlines, Inc. from 1990 to 1995. Mr. Washburn served in several positions from 1980 to 1990 for Marriott Corporation, an international hospitality company, most recently as Executive Vice President. He also serves as Chairman of the Board of Amedisys, Inc., and serves as a trustee of LaSalle Hotel Properties and a director of Key Technology, Inc., as well as privately held companies and non-profit corporations. Mr. Washburn received his BBA, cum laude, from Loyola University of Chicago, an MBA from Northwestern University’s Kellogg School of Management and a J.D., cum laude, from Northwestern University’s School of Law. He has continued his professional education in business and law attending Harvard Business School, Stanford Law School, Kellogg School of Management, Wharton Business School at the University of Pennsylvania and industry seminars, including the Boardroom Summit and Stanford Director’s College. Mr. Washburn brings executive management and operational expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Washburn to continue to serve as a director of the Company.

Board Committees, Meetings and Charters

During the year ended August 31, 2014, the Board of Directors held six meetings. The Company maintains a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Copies of the Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct and Ethics are available to shareholders without charge upon request to: Investor Relations, The Greenbrier

Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com. The Code of Business Conduct and Ethics applies to all of the Company’s directors, employees and consultants, including its principal executive officer, principal financial officer and principal accounting officer.

Non-management Board members meet without management present at least once annually at a regularly scheduled executive session. The Company’s independent directors generally meet periodically in executive session in conjunction with meetings of the committees of the Board of Directors which are composed entirely of independent directors. The regular executive sessions of the Company’s non-management directors are held on an annual basis, after the end of each fiscal year of the Company, and are scheduled to approximately coincide with (either immediately before or immediately after) the first regularly scheduled meeting of the Board of Directors to be held after the end of each fiscal year of the Company. The Lead Director presides at the regularly scheduled meetings of the non-management directors.

Ms. McManus and Messrs. Jack, McDougall and Washburn are members of each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Mr. Swindells is a member of the Compensation and Nominating and Corporate Governance Committees. Mr. O’Neal is a member of the Nominating and Corporate Governance Committee. Mr. Washburn is the Chairman of the Nominating and Corporate Governance Committee, Mr. McDougall is the Chairman of the Audit Committee, and Mr. Jack is the Chairman of the Compensation Committee. During the year ended August 31, 2014, the Audit Committee held four meetings, the Nominating and Corporate Governance Committee held five meetings and the Compensation Committee held five meetings. All incumbent directors attended more than 75% of the number of meetings of the Board and its committees on which they served. The reports of the Audit and Compensation Committees for the year are included in this Proxy Statement. Each of the members of these committees is an independent director as defined under the rules of the SEC and the corporate governance standards applicable to companies listed on the NYSE. The Board of Directors has determined that Mr. McDougall and Mr. Jack qualify as “audit committee financial experts” under federal securities laws.

Board Leadership and Structure

The Board has not adopted a specific policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes it is appropriate to retain the discretion and flexibility to make these determinations from time to time as needed to provide appropriate leadership for the Company.

Following the departure of Benjamin R. Whiteley as a director and Chairman of the Board of the Company in January 2014, Mr. Furman was appointed as Chairman of the Board, in addition to his roles as President and Chief Executive Officer of the Company. At this time, in view of Mr. Furman’s long experience and service to the Company in his capacity as President, Chief Executive Officer and director, the Board believes the most appropriate Board leadership structure for the Company is for Mr. Furman to serve as both Chief Executive Officer and Chairman of the Board.

In his position as Chief Executive Officer, Mr. Furman is responsible for the day to day leadership and performance of the Company. In his role as Chairman of the Board, Mr. Furman sets the strategic priorities for the Board of Directors, presides over its meetings, and communicates its recommendations, decisions, and guidance to the other members of senior management. The Board of Directors believes that the combination of these two roles with Mr. Furman further enhances consistent communication and coordination throughout the organization, and provides an effective and efficient implementation of corporate strategy. In addition, Mr. Furman is the most knowledgeable member of the board of directors regarding the Company’s business and challenges, and the risks the Company faces. In his role as Chairman, Mr. Furman is able to facilitate the board’s oversight of those matters most effectively.

The Board has also established a Lead Director position, to be appointed by the Board at such times as the Chairman of the Board is not an independent director. Effective in January 2014, the Board appointed Duane C. McDougall to be Lead Director. The Lead Director, among other things, serves as a representative for the independent directors and presides at all Board meetings at which the Chairman of the Board is not present, including executive sessions of the non-employee directors.

Risk Oversight

Board of Directors

The Company’s management has the primary responsibility for risk management, including developing appropriate processes and procedures to identify, manage and mitigate risks. Risk oversight is the responsibility of the Board of Directors and focuses on the adequacy of the Company’s enterprise risk management and risk mitigation processes designed and implemented by management. The Board administers its risk oversight function principally through its division of responsibility within its committee structure, with each board committee being responsible for overseeing risk within its area of responsibility. Significant risk oversight matters considered by the committees are reported to and considered by the Board. Some significant risk oversight matters are reported directly to the Board, including matters not falling within the area of responsibility of any committee. Types of risks with the potential to adversely affect the Company include financial and accounting risk, operational risk, compensation risk, strategic risk, liquidity risk, investment risk, competitive risk, government regulation risk, market risk, litigation risk, reputation risk, customer risk, business model risk and compliance risk. If necessary, the Board or a committee may delegate specific risk management tasks to management or, in the case of the Board, to an appropriate committee. The Board believes that risk management is an integral part of the Company’s strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

Management regularly provides the Board and its various committees with a significant amount of information regarding a wide variety of matters affecting the Company. Matters presented to the Board and board committees generally include information with respect to risks facing the Company and ways that management is addressing those risks. The Board and board committees consider the risk aspects of such information and often request additional information with respect to issues that involve risks to the Company. The Board and board committees also raise risk issues on their own initiative.

The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Audit Committee

The Company’s Audit Committee oversees the Company’s financial and accounting risk, government regulation risk, investment risk and some litigation risk. The Audit Committee considers financial and accounting risk on a quarterly basis and approves or recommends policies and guidelines concerning various financial related exposures. The Audit Committee also reviews risks related to financial reporting, litigation, and information technology and security risks. The Audit Committee periodically reviews the Company’s risk management program from an insurance coverage perspective to ensure that the Company is maintaining an insurance program to minimize exposure to insurable losses. Additionally, the Company’s internal audit function reports to the Audit Committee, and audit results are regularly presented to the Audit Committee. The Audit Committee review identifies internal controls risks and initiates projects for the annual internal audit plan. Material violations of the Company’s Code of Ethics and Business Conduct and related corporate policies are reported to the Audit Committee and thereafter are reported to the full Board.

Compensation Committee

The Company’s Compensation Committee oversees compensation policies and practices to ensure that they do not promote undue risk-taking. The Compensation Committee evaluates the risk profile of the Company’s executive and broad-based compensation policies and practices, including the balance between short-term and long-term incentives and the use of multiple measures to evaluate performance and determine compensation levels. The Compensation Committee regularly reviews and, when necessary, recommends changes to the

Company’s incentive and performance-based compensation plans. Additionally, the Compensation Committee recommends to the Board of Directors policies and processes for the regular and orderly review of the performance and compensation of the Company’s senior executive management personnel.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee oversees some risks related to the Company’s strategic planning and succession planning, some litigation risk, some operational risk and some government regulation and compliance risk. This includes oversight of corporate governance programs, succession planning, human resource matters, long-term strategic plans and environmental, health and safety matters. The Nominating and Corporate Governance Committee approves or recommends policies or guidelines concerning business practices and corporate compliance, and regularly receives and reviews reports from counsel on new developments and best practices in corporate governance. Significant compliance issues, such as allegations of discrimination or other potentially serious legal risks, are regularly reviewed by the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, was formerly an officer or employee, or had a relationship with the Company requiring disclosure as a related party transaction, other than the transaction involving Ms. McManus which is described below under “TRANSACTIONS WITH RELATED PERSONS — Warrant Agreement.” None of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, the executive officers of which served as a director or member of the Compensation Committee of the Company during the fiscal year ended August 31, 2014.

Independence of Directors

The Board has determined that a majority of its directors qualify as independent directors pursuant to the rules adopted by the SEC and the corporate governance standards applicable to companies listed on the NYSE. Applying the NYSE definition of independence, the Board has determined that the following majority of directors qualify as independent: Messrs. Jack, McDougall, O’Neal, Swindells, and Washburn and Ms. McManus. In evaluating independence, the Board took into consideration the fact that Ms. McManus exercised in 2013 warrants acquired by Ms. McManus in connection with the Company’s previously outstanding debt instruments which were originally issued to WL Ross & Co. LLC (“WLRCo”).

During 2014, the Nominating and Corporate Governance Committee (the “Nominating Committee”) fulfilled its responsibilities under its charter, including, among other responsibilities, selecting, or recommending that the Board select, director nominees to be presented for election at annual meetings of shareholders; developing and recommending to the Board of Directors corporate governance principles applicable to the Company; and developing and overseeing programs for the evaluation of the Board of Directors, its committees and management. The Board annually reviews applicable standards and definitions of independence for Nominating Committee members and has determined that each member of the Nominating Committee meets such standards.

The Nominating Committee receives suggestions for potential director nominees from many sources, including members of the Board, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Nominating Committee in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group are reviewed and considered by the Nominating Committee in the same manner as other candidates.

Qualifications for consideration as a nominee for the Board of Directors vary, depending upon the experience and background of incumbent directors as well as particular areas of expertise which the Nominating Committee desires to obtain for the benefit of the Company. The Nominating Committee has identified the following criteria, among others, as appropriate for consideration in identifying Board candidates:

•	Financial acumen and experience

•	Background in manufacturing, transportation or related industries

•	Continuing activity in the business community

•	Demonstrated wisdom and maturity

•	Diversity considerations

Although the Nominating Committee does not have a formal policy for the consideration of diversity in identifying director nominees, the Nominating Committee considers diversity of race, ethnicity, gender identity and expression, age, cultural background, geography and professional experience in evaluating candidates for board membership. The Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes and experiences that cover the spectrum of areas that affect the Company’s business. In general, the composition of the Board of Directors is diversified across financial, accounting, legal and corporate governance expertise, as well as expertise within the Company’s business and industry, including experience in global markets, manufacturing and the rail supply industry. Candidates for potential director nominees are considered in the context of current perceived needs of the Board of Directors as a whole. The Nominating Committee regularly assesses whether the mix of skills, experience and background of our Board of Directors as a whole is appropriate for the Company. During fiscal 2014, the Board adopted an age limit pursuant to which no director may be nominated for election or elected to the Board of Directors if such director’s age would be greater than 77 at the time of election.

Upon completion of the review process, the Nominating Committee makes its recommendation to the full Board of Directors. The Board then selects candidates for nomination for election by shareholders or appointment to fill vacancies.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, though we may decide to do so in the future.

A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected should submit a written notice of his or her nomination of a candidate to the Nominating Committee of the Company in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals.”

Communication with Directors

Shareholders and other interested parties may communicate with members of the Board of Directors by mail addressed to the Chairman, to the Lead Director, to any other individual member of the Board, to the full Board, to the non-management directors as a group, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035. Such communications are distributed to the Board, to one or more individual members of the Board, to the non-management directors as a group, or to a particular committee of the Board, as appropriate.

Annual Meeting Attendance by Directors

The Company’s policy is to encourage Board members to attend the Company’s annual meetings of shareholders. All of the Company’s directors attended the annual meeting of shareholders held on January 8, 2014.

TRANSACTIONS WITH RELATED PERSONS

Wendy L. Teramoto, a member of the Company’s Board of Directors, is a Managing Director of WLRCo and an executive officer of other of its affiliates with whom the Company has engaged in certain transactions as described below. Ms. Teramoto is an executive officer of WLRCo and other of its affiliates, including WLR Inc., WL Ross-Greenbrier Rail I LLC (“Rail I”), and WL Ross-Greenbrier Rail Holdings I LLC (“Holdings”). Ms. Teramoto is also a member of the investment committee that manages WLR Recovery Fund IV, L.P. (“Recovery Fund”) and WLR IV Parallel ESC, L.P. (“Parallel Fund”). Recovery Fund and Parallel Fund previously owned warrants to purchase Common Stock of the Company that were subsequently exercised during 2013 as described below under “Warrant Agreement.” Parallel Fund and Recovery Fund are shareholders of WLR Greenbrier Rail Inc. (“WLR Inc.”).

Railcar Leasing Portfolio Transaction

On April 29, 2010, Rail I, created for the purpose of acquiring railcar assets in North America to be exclusively managed by subsidiaries of the Company, acquired a lease portfolio of nearly 4,000 railcars valued at approximately $256 million. Rail I is owned by affiliates of WLRCo, of which Ms. Teramoto, a director of the Company, is a Managing Director.

In connection with the acquisition of the lease portfolio of nearly 4,000 railcars, on April 29, 2010, Greenbrier Leasing Company LLC (“GLC”) and Greenbrier Management Services, LLC (“GMS”), subsidiaries of the Company, entered into certain agreements with affiliates of Wilbur L. Ross, Jr., Parallel Fund and Recovery Fund: a Contract Placement Agreement, an Advisory Services Agreement, a Syndication Agreement, a Railcar Remarketing and Management Agreement and a Line of Credit Participation Letter Agreement.

Pursuant to the Contract Placement Agreement between WLR Inc. and GLC, GLC paid WLR Inc. a fee of approximately $6 million as an inducement to cause WLR Inc., or WLR Inc. to cause its affiliates, to enter into the Advisory Services Agreement, the Syndication Agreement, the Railcar Remarketing and Management Agreement and the Line of Credit Participation Letter Agreement.

Under the Railcar Remarketing and Management Agreement (the “Management Agreement”) GMS was appointed exclusive manager and remarketer of the portfolio of railcars, and will receive a management fee to be set forth in agreed upon supplements to the Management Agreement. Pursuant to the initial supplement for the nearly 4,000 railcars, GMS will receive a management fee equal to a percentage of gross revenues generated by the railcar leases and gross proceeds from the sale of railcars. Unless terminated earlier in certain circumstances, each supplement terminates on either the date set forth in the supplement or when all railcars under the Supplement are disposed. The term of the initial supplement is 25 years. GLC has provided a performance guaranty for performance of GMS under the Management Agreement. GMS previously provided limited management services for the former owners of approximately 2,500 of such 4,000 railcars.

Under the Syndication Agreement GLC was appointed as the exclusive agent for the purpose of seeking investors to purchase an interest in a portion of WLR Inc.’s interest in, or newly issued equity interests of, WLR Inc.’s subsidiary, Holdings, the parent corporation of Rail I. In return, GLC will receive a fee customary in the industry to be mutually agreed upon by the parties. The term of the Syndication Agreement continues until the earlier of liquidation or dissolution of Holdings, any sale of all of WLR Inc.’s interest in Holdings or any foreclosure by the senior lenders on the assets of Rail I.

Under the Advisory Services Agreement GLC was appointed as an exclusive consultant to WLR Inc. to provide WLR Inc. advice with respect to the railcar industry, including the railcar leasing industry and other matters. GLC shall receive incentive compensation equal to a percentage, which may increase in certain circumstances, of the distributions of Holdings to WLR Inc. related to the performance of the railcar leasing portfolios owned by its subsidiaries. In addition, GLC is entitled to a success fee payable upon closing of an issuance, sale or other transfer of any interests of Holdings or Rail I to a third party equal to a percentage of the amount paid by such third party for the interest, less certain expenses. The term of the agreement continues until the sale, liquidation or dissolution of Holdings and Rail I. WLR Inc. may also engage GLC to assist with refinancing indebtedness of Rail I in which case GLC shall be appointed as the exclusive consultant.

GLC has the right to participate in up to $0.5 million of funding in certain circumstances under the Line of Credit Participation Letter Agreement extended by WLR Inc. to Rail I. Since entering into the Line of Credit Participation Letter Agreement, the Company has participated in funding the line of credit in an amount equal to approximately $271,500, of which approximately $92,100 remains outstanding.

The exact dollar value of the above railcar leasing portfolio transactions cannot readily be determined as it is based on a number of variables that have not yet been achieved or measured.

Certain confidential commercial and financial information regarding the agreements related to the railcar leasing portfolio transactions described above has been omitted and such information and agreements have been granted confidential treatment by the SEC pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On August 18, 2010, GLC and WLR Inc. entered into an amendment (“Amendment”) of the Syndication Agreement. Pursuant to the Amendment, GLC paid Holdings a $130,000 fee to delete certain obligations of GLC that would require registration of GLC or its affiliates as a broker dealer under the federal and state securities laws and agreed to pay Holdings reasonable out-of-pocket fees and expenses incurred in connection with the Amendment. GLC will continue to provide certain specialized services to WLR Inc. under the Syndication Agreement, for which WLR Inc. will be compensating GLC upon the terms set forth in the Syndication Agreement.

In connection with certain services originally contemplated by the Syndication Agreement, Holdings entered into an engagement letter dated August 18, 2010 (the “Engagement Letter”) with GSF Capital Markets, LLC (the “Beneficiary”), and the Beneficiary simultaneously entered into a Registered Representative Agreement with an employee of GLC in connection therewith (the “Registered Representative Agreement” and, together with the Engagement Letter, the “Agreements”). Under the Engagement Letter, the Beneficiary will act as placement agent with respect to the sale of membership interests in Holdings. Pursuant to the Amendment, GLC has agreed to indemnify Holdings to the extent Holdings is required to indemnify the Beneficiary under the Engagement Letter. The Beneficiary has made it a condition of the Agreements that the Company also provide a guarantee of the obligations of Holdings pursuant to the Engagement Letter, and on August 18, 2010, the Company entered into a Guaranty (“Guaranty”) for the benefit of the Beneficiary.

Under the Guaranty, the Company guarantees to the Beneficiary the due and punctual performance of all of the obligations of Holdings arising under or pursuant to the Agreements, including payment and indemnity. The Company is contingently liable under the Guaranty and could become directly liable for payment and performance under the Engagement Letter if Holdings defaults on its obligations thereunder. The exact dollar value of the above transactions cannot readily be determined as it is based on a number of variables that have not yet occurred or cannot yet be measured and depends, in part, upon the amount of funds raised by Holdings from a new investor or investors, as contemplated by the Agreements. The Company is unable to determine at this time the maximum potential amount of future payments that the Company could be required to make under the Guaranty. The Company’s liability, if any, under the Guaranty could exceed the ultimate purchase price of the sale of membership interests in Holdings eventually sold. The Company believes the likelihood of the Company being required to make payments pursuant to the Guaranty is remote. For accounting purposes, the Company will be required to establish a fair value on the Guaranty and the Company currently believes the fair value of the Guaranty is immaterial. The Guaranty is accounted for as an “off balance sheet arrangement.”

The Contract Placement Agreement, Advisory Services Agreement, Syndication Agreement, Management Agreement and Line of Credit Participation Letter Agreement were approved by a majority of the disinterested and independent directors of the Company’s Board of Directors on April 28, 2010. The Amendment, the Agreements and the Guaranty described above were ratified by a majority of the disinterested and independent directors of the Company’s Board of Directors on November 10, 2010.

WL Ross-Greenbrier Rail I Railcar Lease Renewal

On October 29, 2007, GLC, of which the Company is the sole member, entered into a Master Railcar Lease (the “Railcar Lease”) with The CIT Group/Equipment Financing, Inc., pursuant to which GLC leased a group of railcars for a three-year term expiring on July 31, 2012, which Railcar Lease was subsequently assigned to entities affiliated with Babcock & Brown LP on January 1, 2010 and then subsequently assigned to Rail I in April 2010. Rail I is an affiliate of Wendy Teramoto, a member of the Board of Directors of the Company. On August 1, 2012, GLC and Rail I entered into a renewal of the Railcar Lease (the “Railcar Lease Renewal”) for the lease of a portion of the group of railcars for an additional three-year term. The aggregate lease payments over the three-year term are expected to be less than $10 million. The Railcar Lease Renewal was ratified by a majority of the disinterested and independent directors of the Company’s Board of Directors on January 8, 2013.

Aircraft Usage Policy.    William A. Furman, President, Chief Executive Officer and a Director of the Company, is the owner of a private aircraft managed by a private independent management company. From time to time, the Company’s business requires charter use of privately owned aircraft. In such instances, it is possible that charters may be placed with the company that manages Mr. Furman’s aircraft. In such event, any such use will be subject to the Company’s travel and entertainment policy, and the fees paid to the management company will be no less favorable than would have been available to the Company for similar services provided by unrelated parties. During 2014, the Company placed charters with the company that manages Mr. Furman’s aircraft aggregating $500,000.

Indebtedness of Management.    Since the beginning of our last fiscal year, none of our directors or executive officers has been indebted to us in excess of $120,000.

Policy.    We follow a policy that all proposed transactions by us with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are reviewed and approved or ratified by a majority of the disinterested, independent members of the Board of Directors.

EXECUTIVE OFFICERS OF THE COMPANY

The following are executive officers of the Company:

William A. Furman, 70, is President, Chief Executive Officer and Chairman of the Board of the Company. Mr. Furman has served as President and Chief Executive Officer of the Company since 1994, and as Chairman of the Board of Directors of the Company since January 2014. Mr. Furman was Vice President of the Company, or its predecessor company, from 1974 to 1994. Mr. Furman serves as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

Martin R. Baker, 59, is Senior Vice President, Chief Compliance Officer and General Counsel, a position he has held since May 2008. Prior to joining the Company, Mr. Baker held corporate officer positions with Lattice Semiconductor Corporation since 1997.

Alejandro Centurion, 58, is President of North American Manufacturing Operations, a position he has held since May of 2007. Mr. Centurion also serves on the board of Greenbrier-GIMSA, LLC. Mr. Centurion joined the Company in 2005, as the Company’s managing director of Gunderson-Concarril and its chief country representative in Mexico. Later in 2005, he was promoted to Senior Vice President, North American Manufacturing Operations. Prior to joining the Company, he held senior manufacturing positions with Bombardier Transportation for eight years.

Adrian J. Downes, 51, is Senior Vice President and Chief Accounting Officer, a position he has held since March 2013. Prior to joining the Company, Mr. Downes served as Executive Vice President and Chief Financial Officer for Knowledge Universe from April 2010 to September 2012 and Group Vice President and Controller for SUPERVALU Inc. from June 2006 to July 2009 and Group Vice President and Controller for Albertson’s, Inc. from June 2004 to June 2006.

William G. Glenn, 53, is Senior Vice President and Chief Commercial Officer, a position he has held since June 2009. In 2013, Mr. Glenn also took on operational responsibilities within the Company’s Wheels, Repair & Parts segment and held those responsibilities until the unit was contributed to GBW Railcar Services, L.L.C. Mr. Glenn is also President of Greenbrier Europe. Prior to becoming Senior Vice President, Mr. Glenn was Vice President of Corporate Development and Staff, a position he had held since April 2007. Prior to joining the Company, Mr. Glenn worked as a consultant for the Company on corporate development from 2002 through 2007.

Walter T. Hannan, 57, is Senior Vice President Human Resources and Chief Human Resources Officer, a position he has held since February 2012. Prior to joining the Company Mr. Hannan was Vice President and Chief Human Resources Officer with Electro-Motive Diesel, Inc. from July 2005 through August 2011 and held corporate officers positions with Silgan Closures (USA) and various predecessor organizations from 1998 to 2004.

Anne T. Manning, 51, is Vice President and Corporate Controller of the Company, a position she has held since November 2007. Ms. Manning has served in various financial management positions for the Company since 1995, most recently as Assistant Corporate Controller.

Mark J. Rittenbaum, 57, is Executive Vice President and Chief Financial Officer, a position he has held since January 2008. Prior to becoming Executive Vice President he was Senior Vice President and Treasurer of the Company since 2001 and Vice President and Treasurer from 1994 to 2001. From 1990 until 1994, he was Vice President of Greenbrier Leasing Company LLC. Mr. Rittenbaum also serves on the board of GBW Railcar Services Holdings, L.L.C. and Greenbrier-GIMSA, LLC.

James T. Sharp, 60, is President of Greenbrier Leasing Company LLC, a position he has held since February 2004, prior to which he served as Vice President of Marketing and Operations since 1999 and was Vice President of Sales from 1996 to 1999.

Lorie L. Tekorius, 47, is Senior Vice President, Corporate Finance and Treasurer, a position she has held since October 2012. Prior to becoming Senior Vice President she was Vice President, Corporate Finance and Treasurer since June 2009.

Executive officers are designated by the Board of Directors. There are no family relationships among any of the executive officers of the Company.

Executive Compensation

COMPENSATION DISCUSSION & ANALYSIS

Introduction

Although much of the discussion in this Executive Compensation section also applies to all of our senior executives, the following discussion and analysis focuses on the compensation paid to the individuals who served as our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) during fiscal 2014, and the other three most highly compensated individuals who were serving as executive officers as of the last day of fiscal 2014 (each, a named executive officer or “NEO” and collectively, the “NEOs”). For fiscal 2014, our NEOs are:

•	William A. Furman, President and Chief Executive Officer

•	Mark J. Rittenbaum, Executive Vice President and Chief Financial Officer

•	Alejandro Centurion, President, Greenbrier North American Manufacturing Operations

•	William G. Glenn, Senior Vice President and Chief Commercial Officer

•	James T. Sharp, President, Greenbrier Leasing Company LLC

The compensation and benefits provided to our NEOs in fiscal 2014 are set forth in detail in the Summary Compensation Table and other tables that follow this analysis, and in the footnotes and narrative to such tables.

Response to 2014 Say-on-Pay Vote

At our 2014 annual meeting, our third advisory vote on executive compensation passed by a vote of approximately 98% of votes cast, an improvement over the 90% favorable vote in 2013 and a significant improvement over the 52% favorable vote in 2012. We believe that the improved result in 2014 is a result of our continuing engagement with shareholders during 2013, and the actions we took in 2012 and 2013 in response to the feedback we received from shareholders, which included eliminating all tax-gross-up payments under the

Company’s executive life insurance program and supplemental executive retirement program; eliminating all modified “single trigger” change of control provisions in agreements with the Company’s executive officers; adopting stock ownership guidelines for our executive officers and non-employee directors; adopting an incentive compensation claw-back policy and amending the 2010 Amended and Restated Stock Incentive Plan to eliminate features that we do not utilize in our equity incentive program, and that are considered disfavored practices.

Compensation Philosophy and Objectives

Our executive compensation philosophy is that executive pay should be linked to performance of the Company and the individual executives, and should be designed to attract, retain and motivate the executives necessary to accomplish the Company’s business strategy. To achieve these ends, the Compensation Committee believes that:

•	Compensation for executives and key employees should be weighted toward incentive compensation and equity grants.

•

Incentive compensation should be linked to both Company and individual performance. Company performance goals should be responsive to the Company’s cyclical business environment. Individual performance goals should reinforce alignment to business objectives.

•	Incentive compensation should strike a balance between short-term and long-term performance.

•	Compensation levels should be sufficiently competitive to attract, retain and motivate highly qualified executives and employees and should reflect position and responsibility.

•	Equity grants should be targeted to senior management and key employees and should be issued on a recurring basis considering market conditions.

•	Administrative costs should be minimized through simplified program structures.

•	The tax deductibility of compensation should be maximized where possible consistent with the overall goals of the compensation program.

The Compensation Committee regularly reviews the Company’s executive officer compensation strategy and philosophy in consultation with its compensation consultant, Mercer (US) Inc. (“Mercer”), and determines whether to make modifications to the Company’s executive compensation program, in order to provide total compensation that is competitive in the market and reflects business performance.

Summary of Executive Compensation Practices in Fiscal 2014

Our approach to executive compensation is designed to align our executives’ compensation, including that of the NEOs, with shareholder interests and corporate and business unit goals while concurrently encouraging executive achievement, retention and engagement. Our executive compensation program is composed of base salary, short-term cash incentive bonuses, long-term equity incentives, employee benefits and limited perquisites, and retirement and other separation of service benefits.

Executive compensation for fiscal 2014 was consistent with the objectives of our compensation philosophy of relating total executive compensation to actual achievement of business performance goals and objectives and increased shareholder value. A key component of our performance-based compensation is our short-term incentive plan, also referred to as our bonus plan, under which annual cash bonuses may be earned based on achievement of corporate-wide, business unit and personal performance goals. For fiscal 2014, many of the financial objectives used in the 2013 bonus plan were retained but the plan was simplified. For fiscal 2014 the Committee retained the Corporate Adjusted EBITDA goal and adopted Corporate Return on Invested Capital (“ROIC”) as a second corporate-wide financial performance measure, in place of the working capital measures used in prior years, because ROIC is both easier to understand and is more commonly used among shareholders as a measurement of corporate efficiency and more closely aligns with shareholders’ interests. The Committee also established performance goals tied to specific business units.

The Committee established ambitious financial target goals for the fiscal 2014 bonus plan, and was very successful in executing against those goals. The Company achieved financial results during fiscal 2014 that exceeded its stretch level goals for both Corporate Adjusted EBITDA and Corporate ROIC, and exceeded target or stretch level goals for all but one of its business unit goals. As a result, the Company will make payments to NEOs under the short-term cash incentive plan for fiscal 2014 that are significantly greater than short-term incentive plan payments made for fiscal 2013.

The short-term incentive plan performance goals and individual cash bonus awards earned by our NEOs based on fiscal 2014 performance are discussed in more detail under the heading “Short-Term Incentives — Cash Bonuses,” below.

During fiscal 2014 the Company continued its practice of awarding long-term equity incentive awards that vest based on a combination of continued service and achievement of objective performance measures, using restricted stock unit (“RSU”) awards. The Company’s stock price reached record highs during fiscal 2014, which value is reflected in the grant-date fair value of equity-based awards for fiscal 2014 shown in the Summary Compensation and Grants of Plan-Based Awards tables, below. In October 2014 the Board of Directors approved a restatement of our 2010 Amended and Restated Stock Incentive Plan, incorporating previously approved amendments and updating it to be named the 2014 Stock Incentive Plan (the “Stock Incentive Plan”). The long-term incentive plan performance goals and individual RSU awards made during fiscal 2014 under the Stock Incentive Plan are discussed in more detail under the heading “Long-Term Incentives — RSU Awards,” below.

A further reflection of alignment between our shareholders and executives under our executive compensation plans occurred in the Company’s payment of dividends to its shareholders during fiscal 2014, as a result of which our employees and executive officers, including our NEOs, who hold outstanding unvested restricted stock awards received dividend payments that are included in compensation, and dividend equivalent payments accrued on outstanding RSU awards.

Compensation Decision-Making Process

Compensation Committee and its Role

The Compensation Committee of the Board of Directors determines the compensation of our executive officers, including our NEOs, and oversees our executive compensation and benefits plans and practices.

The Compensation Committee establishes performance objectives for the CEO based on our annual business plan and long-term strategic goals approved by the Board of Directors. The Compensation Committee evaluates the CEO’s performance against these goals annually with input to the evaluation from all independent directors, and determines the CEO’s compensation level based on the CEO’s performance. The Compensation Committee solicits input from the CEO when making compensation decisions for senior executives (other than the CEO). The Compensation Committee also considers market data provided by its independent consultant, and comparisons of our performance to our peers.

The Compensation Committee has sole authority to retain and terminate independent consultants, counsel, experts and other personnel the Committee deems necessary to enable it to fully perform its duties and fulfill its responsibilities, and to determine the compensation and other terms of engagement for such consultants and experts. Pursuant to the Compensation Committee’s Charter, the Compensation Committee may delegate to its chair or to one or more of its members the responsibility for performing routine functions. There are no other express provisions in the Charter delegating Compensation Committee authority to any other person.

Management’s Role

The CEO recommends to the Compensation Committee performance goals and objectives for the executive officers (other than the CEO), and presents his conclusions and recommendations to the Compensation Committee regarding base salary adjustments, short-term incentive award amounts, and restricted stock or stock unit award amounts for each executive officer (other than the CEO).

The CEO, Executive Vice President and Chief Financial Officer, Senior Vice President and Chief Human Resources Officer and Senior Vice President and General Counsel present and make recommendations to the Compensation Committee relating to executive benefits, supplemental retirement and deferred compensation plans, and long-term incentive plan design and changes, if warranted.

Compensation Consultant’s Role

The Compensation Committee engaged Mercer in 2014 to provide information, analysis and advice regarding executive and director compensation. Mercer provided the following services for the Compensation Committee during fiscal 2014: (i) advice on 2014 executive officer bonus program structure, performance goals and targets, and bonus amounts; (ii) advice on 2014 executive officer equity grant award sizes and performance goals and targets; (iii) market data and recommendations on executive officer compensation; (iv) advice on updating the Company’s peer group companies; (v) market data and recommendations on director compensation; and (vi) ongoing advice regarding the Company’s executive compensation practices to advise whether any such practices should be modified to improve effectiveness or to implement “best practices.”

The Compensation Committee has analyzed whether our compensation consultant, Mercer, is independent, and whether Mercer’s work as a compensation consultant has raised any conflicts of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors employed by Mercer with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that Mercer is independent, and the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflicts of interest.

Market Analysis

In establishing compensation for our NEOs, the Compensation Committee takes into account compensation levels at similarly situated companies for similar positions, referred to as our “peer group.” This information, in combination with survey data, is used as a reference point to assist in determining adjustments to base salaries, short-term cash incentive opportunities, and restricted stock unit awards. The Compensation Committee uses peer group data as a tool and a point of reference for measurement when applying its judgment in determining executive pay. This process helps the Compensation Committee assess whether the individual pay components and total compensation of our NEOs are appropriate and competitive when compared to industry standards. The peer group referred to when determining base salaries and equity awards during fiscal 2014 includes the fifteen companies listed in the table below, which include three direct peers in the railcar industry;1 four heavy manufacturing companies;2 four after-market companies;3 one transportation company;4 and three companies that lease high-value equipment.5

PEER GROUP COMPANIES

Company	Annual Revenue (Dec 2013) (MM)	GIC Sub-Industry
American Railcar Industries[1]	$738	Construction & Farm Machinery & Heavy Trucks
Astec Industries[2]	$924	Construction & Farm Machinery & Heavy Trucks
Columbus McKinnon[2]	$583	Industrial Machinery
FreightCar America[1]	$259	Construction & Farm Machinery & Heavy Trucks
GATX[5]	$1,335	Trading Companies & Distributors
H&E Equipment Services[5]	$1,013	Trading Companies & Distributors
Kansas City Southern[4]	$2,424	Railroads
L. B. Foster[3]	$580	Industrial Machinery
Manitowoc[2]	$4,003	Construction & Farm Machinery & Heavy Trucks
Meritor[3]	$3,771	Construction & Farm Machinery & Heavy Trucks
TAL International Group[5]	$644	Trading Companies & Distributors
Trinity Industries[1]	$4,893	Construction & Farm Machinery & Heavy Trucks
WABCO Holdings Inc.[3]	$2,805	Construction & Farm Machinery & Heavy Trucks
Wabash National[2]	$1,670	Construction & Farm Machinery & Heavy Trucks
Wabtec[3]	$2,646	Construction & Farm Machinery & Heavy Trucks
Percentile of Annual Revenue among Peer Group Companies:
75th Percentile	$3,612
50th Percentile	$2,646
25th percentile	$698
The Greenbrier Companies, Inc. (Aug 2013)	$1,756	Construction & Farm Machinery & Heavy Trucks

The Company’s revenue in the fiscal year ended August 2014 was $2.204 million, a substantial increase over the $1.756 million of revenue in the year ended August 2013. In July 2014 the Compensation Committee, in consultation with Mercer, updated its peer group to more closely align with the Company’s revenue size, replacing three companies due to lack of comparability of revenue size and other factors. Peer group companies were chosen based on revenue size, industry sector, market capital comparability, and companies with which Greenbrier competes for executive talent. The Company’s new peer group includes the 15 companies listed in the table the footnote1 below, which includes one direct peer in the railcar industry;a seven heavy manufacturing companies;b three after-market products companies;c one transportation company;d and three companies that lease high-value equipment.e

Compensation Summaries

The Compensation Committee reviews the total annual compensation received by each executive officer, including base salary, cash bonuses, long-term incentives, dividends and deferred dividend payments, dollar value of perquisites and other personal benefits, and post-employment benefits, including actual current contributions by the Company to fund benefits under the target benefit plan component of the Company’s Nonqualified Deferred Compensation Plan. The Compensation Committee uses compensation summaries which include dollar amounts for each of the NEOs to facilitate this review.

In August 2014 Mercer compared the total compensation of the Company’s NEOs to benchmarks derived from peer group compensation and data from comparative market surveys. Total compensation for the Company’s NEOs approximates the market median.

Compensation Program Elements

Our executive compensation program consists of: (i) base salary; (ii) variable annual cash incentives that reward NEOs for the achievement of short-term performance goals which are designed to enhance long-term shareholder value; (iii) long-term incentives in the form of restricted stock or stock unit awards that align the interests of NEOs with shareholders and serve as retention incentives; (iv) reasonable, competitive benefits and perquisites; and (v) reasonable, competitive retirement and other separation of service benefits. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives.

1REVISED PEER GROUP COMPANIES

Company	Annual Revenue (MM)	GIC Sub-Industry
Astec Industries[b]	$924	Construction, Farm Machinery, Heavy Trucks
Columbus McKinnon[b]	$583	Industrial Machinery
GATX[e]	$1,335	Trading Companies & Distributors
H&E Equipment Services[e]	$1,013	Trading Companies & Distributors
Hub Group[d]	$3,453	Transportation
Hyster-Yale Materials Handling[b]	$2,697	Construction, Farm Machinery, Heavy Trucks
Joy Global[b]	$4,702	Construction, Farm Machinery, Heavy Trucks
Manitowoc[b]	$4,003	Construction, Farm Machinery, Heavy Trucks
Meritor[c]	$3,771	Construction, Farm Machinery, Heavy Trucks
Schnitzer Steel[b]	$2,622	Steel, Raw Materials Supplier
TAL International Group[e]	$644	Trading Companies & Distributors
Trinity Industries[a]	$4,893	Construction, Farm Machinery, Heavy Trucks
Wabash National[b]	$1,670	Construction, Farm Machinery, Heavy Trucks
WABCO Holdings Inc.[c]	$2,805	Construction, Farm Machinery, Heavy Trucks
Wabtec[c]	$2,646	Construction, Farm Machinery, Heavy Trucks

Base Salary

Our executive officers are paid a fixed base salary based on the responsibilities of their positions, the skills and experience required for the job, individual performance, labor market conditions and by reference to benchmark salary levels. Our NEOs’ salaries are reviewed periodically and adjusted as warranted by competitive market information and individual performance. In addition, upward adjustments to base salaries were made in fiscal 2014 in part to offset the impact of the reduction in bonus opportunity under the 2014 bonus plan resulting from the elimination of a potential additional bonus payment of up to 25% of the target amount based on achievement of personal goals, described below. The Compensation Committee reviewed the analysis of peer group data presented by Mercer, the impact on total compensation of the change in the annual bonus plan, and management’s recommendations regarding individual performance, and approved upward adjustments ranging from approximately 5 to 10% of the base salaries of our NEOs effective January 1, 2014 as follows:

Named Executive Officer	2013 Base Salary	2014 Base Salary
William A. Furman	$788,000	$850,000
Mark J. Rittenbaum	$394,000	$415,000
Alejandro Centurion	$394,000	$435,000
William G. Glenn	$320,000	$345,000
James T. Sharp	$278,000	$305,000

Short-Term Incentives — Cash Bonuses

Under our 2014 bonus plan for executive officers, the Compensation Committee established performance-based annual bonuses to encourage executive officers, including our NEOs, to focus on achieving Company-wide and/or business-unit financial performance goals and personal goals. Payment of executive officer bonuses is contingent on the Company achieving a threshold level of Corporate Adjusted EBITDA. The annual incentive program structure was revised for 2014. In prior years, participants could earn an additional bonus amount equal to 25% of their target bonus amount, based on achievement of personal goals. That feature was eliminated. Under the 2014 bonus plan, the CEO has discretion (and the Compensation Committee has discretion in the case of the CEO) to adjust bonus awards downwards (but not upwards) up to 20% to reflect individual performance or failure to achieve defined personal goals.

Corporate-Wide Performance Goals and Achievement

The Compensation Committee established Corporate Adjusted EBITDA and Corporate Return on Invested Capital (“ROIC”) performance goals for our NEOs whose responsibilities span the entire Company, namely Mr. Furman and Mr. Rittenbaum.

Corporate Adjusted EBITDA is defined as EBITDA (before bonuses) as reported in the Company’s quarterly financial disclosures, as adjusted for special and non-recurring items, in the discretion of the Compensation Committee. For annual incentive program purposes, the target level of Corporate Adjusted EBITDA for 2014 was set at $205 million (a significant increase over the 2013 target of $160 million), the threshold level was set at $165 million (compared to $115 million in 2013), and the stretch level was set at $255 million (compared to $190 million in 2013). In establishing Corporate Adjusted EBITDA for fiscal 2014, the Compensation Committee determined to exclude the non-cash gain resulting from the deconsolidation of the Company’s repair operations, following the establishment of the repair joint venture, GBW Railcar Services, which is not consolidated with the Company for financial reporting purposes. The Compensation Committee determined to include, for purposes of Corporate Adjusted EBITDA, 50% of the joint venture’s adjusted EBITDA. The Compensation Committee determined to exclude $27.5 million in special and non-recurring items, from EBITDA as reported in our financial disclosures, relating to a gain on contributions to GBW joint venture and restructuring charges.

During fiscal 2014, the Company achieved Corporate Adjusted EBITDA before bonuses of $275 million, which exceeded the stretch level of performance, resulting in payouts to executive officer participants at the maximum level of 200% of target against the Corporate Adjusted EBITDA goal.

Corporate ROIC is defined as Net Operating Profit after Cash paid during the period for Income Taxes (“NOPAT”), divided by Average Invested Capital. Both elements of the Corporate ROIC formula are derived from the Company’s financial statements. NOPAT is calculated as Earnings from Operations minus cash paid during the period for income taxes. Average Invested Capital is calculated as the average balance of revolving notes plus notes payable, plus total equity, minus cash in excess of $40 million. The average balance of each of these accounts is determined by taking the five quarterly account balances from 8/31/13 through 8/31/14. The Compensation Committee determined to make no adjustments to Corporate ROIC calculations (or Repair and Parts Unit ROIC) as a result of the GBW Railcar Services joint venture and deconsolidation of the financial results of the Company’s repair operations. For fiscal 2014, the target level of Corporate ROIC was set at 11.5%, the threshold level was set at 8.5% and the stretch level was set at 15%.

During fiscal 2014, performance against the Corporate ROIC goal exceeded the 15% stretch level of performance, resulting in payouts to executive officer participants at the maximum level of 200% of target against the Corporate ROIC goal.

Business Unit Level Goals and Achievement

For those NEOs who head specific business units, namely Mr. Centurion (Greenbrier Manufacturing Operations, “GMO”), Mr. Glenn (Europe and Repair and Parts) and Mr. Sharp (Greenbrier Leasing Company, “GLC”), in addition to the Corporate Adjusted EBITDA goal, the Compensation Committee established performance goals tied to the specific business unit headed by each such NEO, described below. Threshold, target and stretch level goals were established for each performance criterion.

Europe — The following Unit Pre-Tax Earnings (before bonus) goals were established for European operations: Threshold of 21.5 PLN million; target of 28.4 PLN million; and stretch of 35.8 PLN million. European operations achieved Pre-Tax Earnings of 31.4 PLN million, which fell between the target and stretch levels of performance, resulting in a payout to Mr. Glenn at the 140% level against the European business unit performance goal.

Repair and Parts — The following Unit ROIC goals were established for the Repair and Parts business unit: Threshold of 8.5%; target of 11.6%; and stretch of 15.0%. The Repair and Parts business unit achieved Unit ROIC below the threshold level of performance, resulting in no payout to Mr. Glenn against the Unit ROIC performance goal.

GMO — The following Pre-tax income consolidated impact (before bonus) (“Pre-Tax Income”) goals were established for GMO: Threshold of $66.6 million; target of $85.8 million; stretch of $112.5 million. GMO achieved Pre-Tax Income of $127.8 million, which exceeded the stretch level of performance, resulting in a payout to Mr. Centurion at the maximum 200% level against the GMO Pre-Tax Income performance goal.

The following Inventory Turns goals were established for GMO: Threshold of 5.4 Turns; target of 6.0 Turns; and stretch of 7.5 Turns. GMO achieved 6.8 Inventory Turns, which fell between the target and stretch levels of performance, resulting in a payout to Mr. Centurion at the 153.3% level against the GMO Inventory Turns performance goal. GMO Inventory Turns is defined as the simple average of the twelve month-end inventory turn calculations. Month-end inventory turns are calculated by dividing the annualized prior three months external and intercompany costs of sales by the month-end inventory balance.

GLC — The following Earnings Before Interest and Taxes (before bonus) (“EBIT”) goals were established for GLC: Threshold of $36.6 million; target of $47.4 million; and stretch of $61.8 million. GLC achieved EBIT of $66 million, which exceeded the stretch level of performance, resulting in a payout to Mr. Sharp at the maximum 200% level against the GLC EBIT performance goal.

The following Earnings Before Interest, Taxes and Gains on Sale (before bonus) (“EBIT Before Gains on Sale”) goals also were established for GLC: threshold of $27.35 million; target of $35.5 million; and stretch of $46.4 million. GLC achieved EBIT Before Gains on Sale of $52.9 million, which exceeded the stretch level of performance, resulting in a payout to Mr. Sharp at the maximum 200% level against the GLC EBIT Before Gains on Sale performance goal. EBIT Before Gains on Sale measures EBIT before gains realized on sales of rail cars from the leased fleet.

Weighting of Corporate and Business Unit Performance Goals

Corporate and business unit goals are weighted for each NEO. For Messrs. Furman and Rittenbaum, Corporate Adjusted EBITDA is weighted 75% and Corporate ROIC is weighted 25%. For Mr. Glenn, Corporate Adjusted EBITDA is weighted 40%, European Unit Pre-Tax Earnings is weighted 30%, and Repair and Parts ROIC is weighted 30%. For Mr. Centurion, Corporate Adjusted EBITDA is weighted 30%, GMO Pre-Tax Income is weighted 45%, and GMO Inventory Turns is weighted 25%. For Mr. Sharp, Corporate Adjusted EBITDA is weighted 30%, GLC EBIT is weighted 45% and GLC EBIT Before Gains on Sale is weighted 25%.

Personal Performance Goals

In order to motivate NEOs to attain specific goals in support of the Company’s strategic plans and priorities, the Compensation Committee established generally up to three personal goals for each NEO. The award for an individual calculated based on objectively-determinable performance metrics cannot exceed 200% of his or her target bonus.

Mr. Furman’s goals included strategic expansion, enhancement of the Greenbrier Rail Services business unit and human resources recruitment and development goals. Mr. Rittenbaum’s goals included strategic expansion, restructuring of the finance/accounting and information technology organizations, and executive development. Mr. Centurion’s goals related to production capacity, GMO safety improvements, and manufacturing efficiency. Mr. Glenn’s goals included Repair and Parts safety improvements, commercial organization enhancements, and strategic initiatives in European operations. Mr. Sharp’s goals included strategic expansion related to lease syndications, human resource enhancements, and execution and implementation of significant management services contracts.

The Company does not disclose the specific objectives established for evaluating achievement of the personal goals. Specific objectives for personal performance goals involve confidential commercial and financial information, disclosure of which would result in competitive harm to the Company by providing our competitors with insight into confidential planning processes and operational, strategic and growth plans. Personal goals are set at levels that the Compensation Committee considered challenging but achievable based on conditions at that time. Goals were sufficiently challenging to maximize performance of the Company’s employees, but were sufficiently achievable to motivate employees to perform at high levels.

The CEO evaluates personal goal achievement and overall performance of the individual and has discretion to recommend to the Compensation Committee a downward (but not upward) adjustment of any metrically calculated award (other than the CEO’s) by up to 20%, to reflect such evaluation, for NEOs other than the CEO. In the case of the CEO, the Compensation Committee reviews performance and may adjust the award downward by up to 20%. Based on the level of achievement of personal goals, the Compensation Committee made no downward adjustments of the metrically calculated bonus awards.

Individual Award Opportunities

The individual target award opportunities are a percentage of base salary earned during the fiscal year. NEO bonus targets were increased by 10 to 15% in the 2014 bonus plan, compared to 2013, to partially offset the reduction in bonus opportunity resulting from the elimination of the additional 25% of target bonus for achievement of personal goals. Actual payouts may be above or below the target award opportunity. Payout amounts are established at threshold, target and stretch levels of performance, and are interpolated for performance between such levels. Threshold achievement results in a 60% payout of the target amount, and stretch achievement results in a 200% payout of the target amount. The target bonuses under the 2014 bonus plan are linked to ambitious financial goals. The potential payment levels for each NEO based on financial performance goals, as a percentage of base salary were as set forth in the following table. Bonus amounts are interpolated between the tiers in the table below.

Named Executive Officer	Performance Level
	Threshold (as a % of base salary earned)	Target (as a % of base salary earned)	Stretch (as a % of base salary earned)
William A. Furman	69%	115%	230%
Mark J. Rittenbaum	48%	80%	160%
Alejandro Centurion	54%	90%	180%
William G. Glenn	48%	80%	160%
James T. Sharp	48%	80%	160%

To achieve competitive target total cash compensation levels, the Compensation Committee examines the short-term cash incentives and target total cash compensation for executives in similar positions with similar responsibilities at comparable companies.

Bonuses Awarded

Based on achievement of financial and personal performance goals during fiscal 2014, our NEOs were awarded the following cash incentive bonuses:

Named Executive Officer	2014 Cash Incentive Bonus Award
William A. Furman	$1,907,467
Mark J. Rittenbaum	$652,800
Alejandro Centurion	$714,160
William G. Glenn	$328,587
James T. Sharp	$473,600

Mr. Centurion was also awarded a special discretionary bonus in the amount of $50,000, outside of the metrically driven short-term incentive program, in recognition of his exemplary performance in the timely and efficient opening of the Tlaxcala, Mexico facility and the orderly exit of Concarril Plant 1. The discretionary bonus awarded to Mr. Centurion is not included in the table above, which lists only the metrically-determined bonuses awarded under the short-term incentive program.

Long-Term Incentives — Restricted Stock Unit Awards

The objectives of our long-term incentive program are to link executive compensation and our long-term performance, align key employees with our business strategies and with our shareholders’ interests, and provide opportunity for long-term compensation that is competitive with peer companies and sufficient to attract and retain executive talent to effectively achieve our business objectives.

Vesting of Long-Term Incentive Awards

In April 2012 the Company granted performance-based restricted stock awards to certain of its employees and executive officers, including Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp. Seventy percent of the shares were subject to vesting based on achievement of Adjusted EBITDA performance goals, and thirty percent of the shares were subject to vesting based on achievement of Return on Equity (“ROE”) performance goals, measured during the 30-month performance period beginning March 1, 2012 and ending August 31, 2014.

On October 28, 2014 the Compensation Committee reviewed the Company’s performance during the measurement period and determined that the Company had achieved Adjusted EBITDA performance between the threshold level of $428.2 million and the target level of $475.8 million, and did not meet the threshold level of 13.4% against the ROE performance goals. As a result, 52.1% of the 2012 performance-based restricted shares vested as of the determination date, October 28, 2014.

Grants of Long-Term Equity Incentive Awards

In May 2014, the Compensation Committee granted restricted stock units (“RSUs”) to executive officers, including our NEOs, under the Company’s Stock Incentive Plan. The Compensation Committee did not award any other restricted stock or RSU awards to NEOs during fiscal 2014.

Half of the RSUs granted in each individual restricted stock unit award are subject to time-based vesting and half of the RSUs are subject to performance-based vesting. The time-based RSUs will vest in equal annual installments over a three-year period beginning on the first anniversary following the date of the grant. The performance-based RSUs will vest, in whole or in part, contingent upon achievement of the Company’s goals relating to Adjusted EBITDA and Return on Equity (“ROE”) during the 30-month measurement period beginning on March 1, 2014 and ending on August 31, 2016. The performance goals are equally weighted, with vesting of 50% of the performance-based RSUs being dependent upon performance against the Adjusted EBITDA criteria, and vesting of 50% of the performance-based RSUs being dependent upon performance against the ROE goal. Vesting of RSUs related to each performance goal will be considered independently. Threshold, target and stretch performance levels are established for each of the Adjusted EBITDA and ROE goals. If the Company achieves the threshold level of performance on a goal, then 50% of the performance-based RSUs tied to that goal will vest. If the Company achieves the target level of performance on a goal, 100% of the performance-based RSUs tied to that goal will vest. Stretch goals also have been established at approximately 125% of the Adjusted EBITDA and 135% of the ROE goals. If the Company achieves a stretch goal, then upon settlement of the RSUs, the Company will issue additional shares of stock to each NEO in a number of shares equal to 100% of the number of performance-based RSUs awarded to the NEO with respect to such goal, which additional shares will be fully vested when issued. Vesting of RSUs will be interpolated for performance between threshold and target, and any issuance of additional shares will be interpolated for performance between target and stretch goals.

The number of RSUs awarded to each NEO was calculated based on a specified percentage of base salary for each recipient and the average closing stock price during the previous 30 trading sessions prior to and including the date of grant. Our NEOs were awarded the following number of RSUs in fiscal 2014:

Named Executive Officer	Fiscal 2014 RSU Awards
	Time-Vested RSUs	Performance-Vested RSUs
William A. Furman	20,798	20,798
Mark J. Rittenbaum	6,181	6,181
Alejandro Centurion	5,785	5,784
William G. Glenn	4,037	4,037
James T. Sharp	4,705	4,705

Executive Retirement and Insurance Benefits

Supplemental Retirement Benefits

The Company maintains a Nonqualified Deferred Compensation Plan which permits participants to elect to defer a portion of their compensation in excess of amounts that may be deferred under the Company’s tax-qualified 401(k) plan, and to defer receipt of shares of stock issuable upon vesting of RSUs. Participants may direct the investment of deferred cash compensation credited to their accounts among a range of investment options similar to those available under the Company’s 401(k) plan; shares of Company stock deferred under the Nonqualified Deferred Compensation Plan may not be diversified into other investments. The Company’s executive officers, including its NEOs, are eligible to defer a portion of their compensation under the Nonqualified Deferred Compensation Plan. Mr. Sharp elected to participate in the Nonqualified Deferred Compensation Plan in 2014; none of the other NEOs elected to defer any portion of their 2014 cash compensation under the Nonqualified Deferred Compensation Plan.

The Company makes discretionary employer contributions on behalf of certain executive officers, including its NEOs other than Mr. Furman and Mr. Glenn, under the target benefit component of its Nonqualified Deferred Compensation Plan. Such Company contributions are designed to provide supplemental retirement benefits to such executives in an amount equal to 50% of the executive’s base salary as of age 65. While the Company intends to make contributions under the target benefit program in the ordinary course that are actuarially designed to provide the target benefit amount, no level of contributions is required and no level of supplemental retirement benefits is guaranteed to executives, under the target benefit program component of the Nonqualified Deferred Compensation Plan. The Company does not provide tax gross-up payments or other provisions for paying executives’ taxes on distributions from the Nonqualified Deferred Compensation Plan.

The Company anticipates that it will adopt a new supplemental retirement program in 2015 that will cover executives not participating in the target benefit program, including Mr. Furman and Mr. Glenn.

Executive Life Insurance

The Company provides an executive life insurance program to its executive officers and certain other management employees. The Company owns life insurance policies insuring the executives’ lives, and has endorsed the rights to the death benefits to the participating executives. Upon termination of the executive’s employment, the Company will transfer ownership of the policy to the executive, resulting in taxable income to the executive at the time of transfer. Each NEO other than Mr. Furman participates in the executive life insurance program. Mr. Rittenbaum, Mr. Centurion, and Mr. Sharp each have an aggregate death benefit amount of $1 million (including previous executive owned life insurance policies for which no further Company funding is provided) and a target aggregate after-tax cash surrender value at age 62 of $200,000, except that Mr. Sharp has a target aggregate after-tax cash surrender value at age 62 of $250,000, and Mr. Glenn has a death benefit amount of $750,000 and a target aggregate after-tax cash surrender value at age 62 of $125,000.

Supplemental Retirement Benefit for William A. Furman

Mr. Furman has not participated in the target benefit program component of the Company’s Nonqualified Deferred Compensation Plan. Mr. Furman also does not participate in the Company’s executive life insurance program. Mr. Furman’s sole supplemental retirement income benefit is made under the terms of his employment agreement with the Company, which provides for a supplemental retirement benefit payment of $407,000 per year, payable through the year in which Mr. Furman attains age 70. Mr. Furman attained age 70 in 2014 and his final retirement benefit payment was paid in October 2014. Effective in 2015 Mr. Furman will participate in the new supplemental retirement program for executives not receiving target benefit program contributions.

Perquisites and Other Personal Benefits

The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program goal of enabling the Company to attract, retain, and motivate employees for key positions. The Company is selective in its use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Company does not provide tax gross-ups for perquisites or personal benefits. The Compensation Committee periodically reviews the levels of perquisites provided to executive officers. The primary perquisites are use of Company-owned automobiles or automobile allowances, and payment of club membership dues. The Company may assist selected transferred or newly hired executives in selling their homes, in order to facilitate a successful relocation of the executive, pursuant to its Executive Home Sale Assistance Program.

Incentive Compensation Claw-Back Policy

The Company has adopted an incentive compensation claw-back policy intended to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act requires companies to adopt a policy that will recapture (“claw-back”) excess incentive compensation, if any, that is paid to certain executives based on erroneous financial statements, and mandates the SEC to issue rules implementing the claw-back requirements. Although the SEC has not yet promulgated final rules implementing the Dodd-Frank claw-back requirements, in 2013 the Company determined to adopt a claw-back policy in light of concerns expressed by shareholders about the lack of a claw-back policy, and the SEC’s unanticipated delay in adopting final rules.

Policies Regarding Hedging and Pledging of Company Stock

The Company’s Policy Regarding Trading in Company Securities prohibits its directors and executive officers from hedging the economic risk of owning shares of Company stock. In October 2013 we amended our Policy Regarding Trading in Company Securities to further restrict directors and executive officers from holding Company stock in a margin account, or pledging Company stock as collateral for a loan, except in very limited circumstances (not including margin debt) with advance approval of the CEO or Chairman of the Board.

Stock Ownership Guidelines

The Company has stock ownership guidelines for its executive officers and directors, pursuant to which all executive officers and directors of the Company are expected to acquire and retain holdings of Company stock with a value equal to a multiple of base salary, in the case of executives (which multiples range from one to five times base salary depending upon the executive officer’s position with the Company), or three times the annual retainer fee, in the case of directors. During fiscal 2014 the Compensation Committee revised the stock ownership guidelines for directors to increase the required amount to four times the annual retainer fee. Executive officers and directors are expected to achieve compliance with the applicable guidelines within five years of the date of adoption of the guidelines or appointment as an executive officer, whichever is later, and to retain ownership of shares representing at least 50% of the after-tax value acquired through compensatory stock awards until the guidelines are met. All of our executive officers and directors currently satisfy the applicable stock ownership guidelines.

Umbrella Performance-Based Plan for Executive Officers

The Company grants performance-based compensation to its executive officers, including its NEOs, subject to the terms of the Company’s Umbrella Performance-Based Plan for Executive Officers (the “Umbrella Plan”). The purpose of the Umbrella Plan is to enable the Company to grant performance based awards to executive officers of the Company that may qualify as “performance-based” compensation under Section 162(m). Short-term cash incentive awards made under the Company’s annual bonus plan for executive officers, and performance-based restricted stock, restricted stock unit and other equity based awards made under the Company’s Stock Incentive Plan may be made pursuant to the terms and conditions contained in the Umbrella Plan.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits to $1,000,000 per person the amount that the Company may deduct for compensation paid in any year to certain “covered employees” (generally the CEO and the three next most highly paid executives other than the Company’s Chief Financial Officer). Although the Company generally structures executive compensation arrangements with the goal of maximizing the tax deductibility of executive compensation, we may pay compensation that is not deductible under Section 162(m) from time to time, based upon business needs.

COMPENSATION COMMITTEE REPORT

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with the Company’s management the above section entitled “Compensation Discussion and Analysis” prepared by the Company’s management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended August 31, 2014.

October 28, 2014

Graeme A. Jack, Chairman

Duane C. McDougall

Victoria McManus

Charles J. Swindells

Donald A. Washburn

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the NEOs for the fiscal year ended August 31, 2014. The NEO for fiscal 2014 are William A. Furman, Mark J. Rittenbaum, Alejandro Centurion, William G. Glenn and James T. Sharp. Mr. Sharp was not a NEO in 2012. The Company did not grant any stock options to NEOs in 2012, 2013, or 2014, and does not maintain any defined benefit or actuarial pension plan, and its nonqualified deferred compensation plan does not pay or provide for preferential or above-market earnings. Accordingly, columns for such elements of compensation are not included in the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Restricted Stock/RSU Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
William A. Furman	2014	829,333	-0-		2,078,968	1,907,467	484,695	5,300,463
President and Chief	2013	775,333	-0-		1,794,679	866,435	435,760	3,872,207
Executive Officer	2012	750,000	-0-		1,624,800	1,004,648	433,972	3,813,420
Mark J. Rittenbaum	2014	408,000	-0-		617,853	652,800	127,098	1,805,751
Executive Vice President and	2013	387,667	-0-		492,483	313,768	121,300	1,315,218
Chief Financial Officer	2012	375,000	-0-		456,975	290,145	93,110	1,215,230
Alejandro Centurion	2014	421,333	50,000	(4)	578,219	714,160	198,768	1,962,480
President, Greenbrier	2013	387,667	-0-		438,233	310,719	177,839	1,314,458
North American	2012	366,667	-0-		406,200	319,013	140,881	1,232,761
Manufacturing Operations
William G. Glenn	2014	336,667	-0-		403,539	328,587	32,718	1,101,511
Senior Vice President and	2013	315,000	-0-		372,874	240,345	28,889	957,108
Chief Commercial Officer	2012	290,000	-0-		365,580	230,904	68,157	954,641
James T. Sharp	2014	296,000	-0-		470,312	473,600	147,713	1,387,625
President, Greenbrier	2013	273,667	-0-		294,496	341,308	134,140	1,043,611
Leasing Company LLC

(1)

Represents the aggregate grant date fair value of the shares or RSUs computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For purposes of valuation of restricted stock and RSU awards, we assume that no shares or RSUs will be forfeited and performance goals will be achieved at target levels. These amounts reflect the grant date fair value ($49.98 per share on the May 5, 2014 date of grant), and may not correspond to the actual value that will be recognized by the NEOs. One-half of each RSU award is time-vested and will vest in annual installments on the first, second and third anniversaries of the grant date, based on continued employment with the Company. One-half of each RSU award is performance-vested. For the performance-vested RSUs, the grant date fair value is calculated based on the target number of shares which, as of the grant date, was the estimated number of shares to be issued upon vesting of RSUs. If the Company achieves its stretch performance goals as of the end of the performance period, each NEO will receive additional fully vested shares equal to the number of performance-vested RSUs awarded during fiscal year 2014. Such additional shares, if issued, will be valued as of the date of issuance. If, for purposes of this footnote, the maximum number of shares issuable under the performance-vested RSU awards, including such additional shares that may be received if stretch performance is achieved (valued as of the date of the original award because the share value as of the date of issuance after the end of the performance period is not known at this time), had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2014 would have been 1.5 times the value shown in the table, or $3,118,452 for Mr. Furman, $926,780 for Mr. Rittenbaum, $867,329 for Mr. Centurion, $605,309 for Mr. Glenn, and $705,468 for Mr. Sharp.

(2)	Represents short-term cash incentive bonuses earned by each NEO under the 2014 bonus plan for executive officers. See “Compensation Discussion and Analysis — Short-Term Incentives — Cash Bonuses.”

(3)

See “All Other Compensation Table for Fiscal 2014” below for detail on amounts included in this column, which include perquisites, the Company’s contributions to the Nonqualified Deferred Compensation Plan, Company match on executive contributions to the 401(k) plan, executive life insurance program benefits and various other compensation amounts.

(4)

Represents the special discretionary bonus awarded to Mr. Centurion for fiscal 2014 in recognition of his exemplary performance in the timely and efficient opening of the Tlaxcala, Mexico facility and the orderly exit of Concarril Plant 1.

All Other Compensation Table for Fiscal 2014

Name	Perquisites and Personal Benefits ($)(1)	NQ Deferred Compensation Plan Contributions ($)(2)	401(k) Matching Contributions ($)(3)	Dividends ($)	Other ($)		Total ($)
William A. Furman	69,695	N/A	-0-	8,000	407,000	(4)	484,695
Mark J. Rittenbaum	2,403	114,317	8,128	2,250	-0-		127,098
Alejandro Centurion	23,658	166,051	7,059	2,000	-0-		198,768
William G. Glenn	20,960	N/A	9,958	1,800	-0-		32,718
James T. Sharp	13,200	123,924	9,189	1,400	-0-		147,713

(1)

Includes payments made on behalf of: Mr. Furman of $1,577 for use of a Company car, $16,450 for financial, investment and tax advisors, $6,668 for club dues, and $45,000 for payment of the Hart-Scott-Rodino (“HSR”) filing fee paid in connection with an HSR filing made in connection with Mr. Furman’s ownership of Company common stock; Mr. Rittenbaum of $2,403 for use of a Company car; Mr. Centurion of $20,651 for car allowance, $3,007 for club dues; Mr. Glenn of $13,200 for car allowance and $7,760 for club dues; and Mr. Sharp of $13,200 for car allowance. On occasion during fiscal 2014, certain of the named executive officers were accompanied by a spouse or significant other on business trips using an aircraft chartered by the Company, but no amounts are included because there was no incremental cost to the Company.

(2)

These amounts represent the Company’s contributions under the target benefit component of the Company’s Nonqualified Deferred Compensation Plan made in January 2014 on behalf of the NEOs, with respect to the plan year ended December 31, 2013.

(3)	These amounts represent the Company’s matching contribution to each NEO’s 401(k) plan account.

(4)

Consists of supplemental retirement benefit of $407,000 provided for under Mr. Furman’s employment agreement. See “Compensation Discussion and Analysis — Executive Retirement and Insurance Benefits — Supplemental Retirement Benefit for William A. Furman.”

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2014

Name	Grant Date	Possible Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or RSUs(3) (#)	Grant Date Fair Value of Stock/RSU Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William A. Furman	5-5-14	572,240	953,733	1,907,467	10,399	20,798	41,596	20,798	2,078,968
Mark J. Rittenbaum	5-5-14	195,840	326,400	652,800	3,091	6,181	12,362	6,181	617,853
Alejandro Centurion	5-5-14	227,520	379,200	758,399	2,892	5,784	11,568	5,785	578,219
William G. Glenn	5-5-14	161,600	269,334	538,667	2,019	4,037	8,074	4,037	403,539
James T. Sharp	5-5-14	142,080	236,800	473,600	2,353	4,705	9,410	4,705	470,312

(1)

All amounts reported in these columns represent potential short-term incentive award payout amounts under the 2014 bonus plan for executive officers, if performance had been achieved at the threshold, target or stretch goal levels. Target amounts are set as a percentage of base salary; threshold amounts are equal to 60% of target amounts; and maximum amounts are equal to 200% of target amounts. Actual short-term incentive awards earned during fiscal 2014 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	All amounts reported in these columns represent the portion of RSU awards that are performance-vested. See “Compensation Discussion and Analysis — Long-Term Incentive-Restricted Stock Unit Awards.”

(3)

Represents time-vested RSUs, which vest ratably over three years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change of Control.”

(4)

Represents the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance-vested RSUs is based on the target number of shares issuable under the award, estimated to be the probable outcome of the performance conditions as of the grant date, multiplied by the closing market price of the Company’s Common Stock on the grant date.

Material Terms of Employment Agreements and Other Arrangements

The Company has employment agreements with each of the NEOs except Mr. Glenn. Mr. Glenn does not have an employment agreement with the Company, but is party to a change of control agreement with the Company.

The employment agreements with the NEOs provide for certain payments and benefits in the event the executive’s employment is terminated by the Company without cause and provide for payments and benefits in the event that the executive is terminated following a change of control of the Company. Details of the payments and benefits triggered by different termination events are discussed and disclosed in tabular format under the heading “Potential Post-Termination Payments,” following the Equity Compensation Plan Information table.

Restricted Stock Unit Awards

During fiscal 2014 the Company granted restricted stock unit awards of 41,596 RSUs to Mr. Furman; 12,362 RSUs to Mr. Rittenbaum; 11,569 RSUs to Mr. Centurion; 8,074 RSUs to Mr. Glenn; and 9,410 RSUs to Mr. Sharp. Each unit represents the right to receive one share of Company stock upon vesting of the unit. Half of the RSUs granted in each individual RSU award are subject to time-based vesting and half of the RSUs are subject to performance-based vesting, as described more fully in the Compensation Discussion and Analysis, under the heading “Long-Term Incentives — Restricted Stock Unit Awards.” Vesting of unvested RSUs will accelerate in the event of termination of the NEO’s employment under certain circumstances, as described below.

Acceleration of RSUs Subject to Time Vesting Provisions.    All unvested RSUs subject to time vesting provisions (“time-based RSUs”) held by Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp will automatically vest upon death, disability or retirement. In addition, all time-based RSUs held by Messrs. Furman, Rittenbaum,

Centurion and Sharp will immediately vest upon the Company’s termination of the executive other than for “cause” pursuant to such executives’ employment agreements. In the event of a termination of employment during the two-year period following a “change of control” of the Company (as defined in the executives’ respective employment agreements and, in the case of Mr. Glenn, change of control agreement), all time-based RSUs held by Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp will vest, if the termination is by the Company other than for “cause” or by the executive for “good reason” (as such terms are defined in the executives’ respective individual agreements).

Acceleration of RSUs Subject to Performance Vesting Provisions.    All unvested RSUs subject to performance vesting provisions (“performance-based RSUs”) held by Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp will automatically vest upon death or disability at target levels of performance. In the event that Mr. Furman, Mr. Centurion, Mr. Rittenbaum, Mr. Glenn or Mr. Sharp retires prior to the end of the 30-month performance period, the performance-based RSUs held by such executive will continue to vest based on performance during the entire measurement period, and the retired executive will receive a pro-rated number of shares equal to the number of vested RSUs multiplied by a fraction, the numerator of which is the number of months during the performance period that the executive remained in service with the Company and the denominator of which is 30. Under the terms of employment agreements with each of Messrs. Rittenbaum, Centurion and Sharp, upon termination of the executive’s employment by the Company without cause, all performance-based RSUs will vest at the target performance level. Under Mr. Furman’s employment agreement, in the event of the Company’s termination of his employment other than for “cause” or Mr. Furman’s termination of his employment for “good reason,” all performance-based RSUs will continue to vest based on performance during the applicable performance period and Mr. Furman will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period. In the event of a change of control prior to the end of the performance period, all performance-based RSUs will automatically convert into time-based RSUs, and will vest in equal monthly installments over the 30-month performance period. The Compensation Committee will determine the level of performance against performance goals through the date of the change of control, and if such performance exceeds the target level, the recipient will be entitled to receive additional shares, based on the level of performance in excess of target, which shares will be time-vested and will vest in full at the end of the measurement period, provided the recipient remains employed by the Company. In the event that the executive’s employment is terminated without cause or for good reason within two years following the change of control, vesting of the converted time-based shares would accelerate, pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable.

OUTSTANDING EQUITY AWARDS AT AUGUST 31, 2014

	Stock Awards
Name	Number of Shares of Stock or RSUs that Have Not Vested (#)		Market Value of Shares of Stock or RSUs that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, RSUs or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, RSUs or Other Rights that Have Not Vested ($)
William A. Furman	13,333	(1)	953,576	36,671	(2)	2,622,710
	24,447	(3)	1,748,449	20,798	(4)	1,487,473
	20,798	(5)	1,487,473

Mark J. Rittenbaum	3,750	(1)	268,200	10,063	(2)	719,706
	6,708	(3)	479,756	6,181	(4)	442,065
	6,181	(5)	442,065

Alejandro Centurion	3,333	(1)	238,376	8,955	(2)	640,462
	5,970	(3)	426,974	5,784	(4)	413,672
	5,785	(5)	413,743

William G. Glenn	3,000	(1)	214,560	7,619	(2)	544,911
	5,079	(3)	363,250	4,037	(4)	288,726
	4,037	(5)	288,726

James T. Sharp	2,333	(1)	166,856	6,018	(2)	430,407
	4,012	(3)	286,938	4,705	(4)	336,502
	4,705	(5)	336,502

(1)

Time-based restricted stock awards for each of Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp granted on April 2, 2012 and vest over a period of three years in annual increments of 33 percent of each award beginning one year from grant date.

(2)

Performance-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp granted on May 28, 2013 and subject to vesting contingent on the achievement of performance targets as of August 31, 2015. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(3)

Time-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp granted on May 28, 2013 and vest over a period of three years in annual increments of 33 percent of each award beginning one year from grant date.

(4)

Performance-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp granted on May 5, 2014 and subject to vesting contingent on the achievement of performance targets as of August 31, 2016. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(5)

Time-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion, Glenn and Sharp granted on May 5, 2014 and vest over a period of three years in annual increments of 33 percent of each award beginning one year from grant date.

STOCK VESTED DURING FISCAL 2014

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting of Shares During the Year Ended August 31, 2014 ($)
William A. Furman	56,417	3,276,774
Mark J. Rittenbaum	15,638	892,280
Alejandro Centurion	13,533	772,746
William G. Glenn	11,900	679,934
James T. Sharp	9,656	551,069

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William A. Furman	-0-	-0-	-0-	-0-	-0-
Mark J. Rittenbaum	-0-	114,317	30,399	-0-	263,292
Alejandro Centurion	-0-	166,051	50,871	-0-	399,093
William G. Glenn	-0-	-0-	-0-	-0-	-0-
James T. Sharp	-0-	123,924	28,341	-0-	270,705

(1)	All contribution amounts shown in this column are reported as fiscal 2014 compensation in the Summary Compensation Table, under the “All Other Compensation.”

(2)

The Nonqualified Deferred Compensation Plan does not pay above-market or preferential earnings, therefore no earnings reported in this column are reported as fiscal 2014 compensation in the Summary Compensation Table.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of August 31, 2014 with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	525,340	(1)	N/A	1,144,143	(2)
Equity compensation plans not approved by security holders	None		N/A	None

(1)	For performance-based awards, represents number of shares issuable at target levels of performance.

(2)	Represents shares available for issuance under the Stock Incentive Plan.

POTENTIAL POST-TERMINATION PAYMENTS

Benefits Triggered upon Termination Following a Change of Control

Amended and restated employment agreements entered into effective August 28, 2012 with all of the NEOs except Mr. Glenn provide for certain benefits to these officers if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a “change of control” of the Company. Mr. Glenn has a change of control agreement that provides for substantially the same benefits upon his termination of employment under these scenarios.

In the above-described agreements, the definition of “change of control” generally is defined to include the acquisition by any individual, entity or group of 30 percent or more of our stock, consummation of a merger or consolidation that results in 50 percent or more of our stock being owned by persons who were not stockholders prior to the transaction, a sale of substantially all of our assets, the dissolution or liquidation of the Company, or replacement of a majority of the members of the Board by individuals whose nomination, election or appointment was not approved by the incumbent Board.

“Cause” is defined to include the conviction of or a plea of guilty or no contest to a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the executive’s ability to perform substantially the executive’s duties for the Company. “Good reason” generally is defined to include a change in title, position or responsibilities that does not represent a promotion, a decrease in base salary exceeding 5%, a decrease in annual bonus opportunity exceeding 20%, and a home office relocation of over 30 miles.

The following table shows the estimated change of control benefits that would have been payable to the NEOs if a change of control (as defined in the applicable agreement) had occurred on August 31, 2014 and, except as noted, each officer’s employment had been terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4)(5) ($)	Other(6) ($)	Total ($)	280G Capped Amount(7) ($)
William A. Furman	6,710,853	15,408	8,299,681	407,000	26,400	15,459,342	6,413,874
Mark J. Rittenbaum	2,245,710	23,328	2,351,792	693,886	26,400	5,341,116	2,656,424
Alejandro Centurion	2,368,599	47,437	2,133,227	870,404	26,400	5,446,067	2,294,421
William G. Glenn	1,573,665	28,112	1,700,173	-0-	-0-	3,301,950	1,846,614
James T. Sharp	1,781,135	37,287	1,557,205	497,337	26,400	3,899,364	1,951,099

(1)

Cash Severance Benefit. The employment agreement with Mr. Furman provides for a payment equal to three times the sum of his current base salary plus the average of the two most recent annual bonuses received by Mr. Furman. The employment agreements with Mr. Rittenbaum, Mr. Centurion and Mr. Sharp, and the change of control agreement with Mr. Glenn provide for a payment equal to two and one half times the sum of their current base salary plus the average of the two most recent annual bonuses received by the executive. All payments are to be made in a single lump sum within 30 days after the date of termination, unless a delay in payment is required in order to comply with the requirements of section 409A of the Internal Revenue Code.

(2)

Insurance Continuation. If cash severance benefits are triggered, the employment agreements with Messrs. Furman, Rittenbaum, Centurion and Sharp also provide that we will pay the cost of life, accident and health insurance benefits paid for by us at the time of termination for up to 24 months following the termination of employment. Under the terms of his employment agreement, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman and his spouse until Mr. Furman reaches age 75. The change of control agreement with Mr. Glenn provides that we will pay the cost of all health and welfare benefits paid for by us at the time of termination for up to 18 months following the termination of employment. The amounts in the table above represent 12 months of life and health insurance premium payments at the rates paid by us for each of these officers as of August 31, 2014.

(3)

Restricted Stock/RSU Acceleration. Under their employment agreements, in the event of the Company’s termination of the executive other than for “cause” or the executive’s termination of his employment for “good reason” during the two-year period following the change of control of the Company, all unvested shares and RSUs held by Messrs. Furman, Rittenbaum, Centurion and Sharp will vest, with performance-based shares and RSUs vesting at the target performance level. Under Mr. Glenn’s change of control agreement, restricted stock and RSU awards will vest upon termination of Mr. Glenn’s employment by the Company other than for cause or disability or Mr. Glenn’s termination of his employment for “good reason” during the change of control period, with performance-based shares and RSUs vesting at the target level.

The amounts in the table above represent the number of shares of unvested restricted stock and RSUs multiplied by a stock price of $71.52 per share, which was the closing price of our Common Stock on August 29, 2014. The expense that the Company would record would differ from the amount above as under FASB ASC Topic 718 the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

Retirement Income Benefit. Pursuant to his employment agreement, the Company will make an annual payment to or on behalf of Mr. Furman in the amount of $407,000 through the year in which he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to such time. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit. Mr. Furman attained age 70 during 2014.

(5)

Supplemental Retirement Benefits. The Company provides supplemental retirement benefits under the terms of the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of the program, in the event that employment of a participant in the target benefit program is terminated within twenty-four months following a change of control of the Company by the Company without cause or by the executive for good reason, the Company is obligated to contribute to the program on behalf of each such terminated participant an amount equal to the discounted present value of the contributions that would have been required had the participant remained employed until age 65. The amount shown in the table above is the amount that would be required to be contributed to the program on behalf of each NEO, assuming that the executive terminated employment as of August 31, 2014 following a change of control. Such amounts are based on the discounted present value of the average amount of contributions made on behalf of each executive during the most recent three year period.

(6)

Other. Pursuant to their employment agreements, the Company will provide Messrs. Furman, Rittenbaum, Centurion and Sharp with continuation of the Company’s customary automobile benefit at the Company’s expense, for a period of two years following termination of employment. For each NEO, the amount above represents the cost of the post-termination automobile benefit for two years, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

(7)

280G Capped Amount. Under all of the change of control provisions described above, the amount of change of control benefits each officer will receive is capped at an amount that will prevent any payments being non-deductible under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or subject to excise tax under Code section 4999. The amounts shown in this column are the capped amounts, which are equal to one dollar less than the product of three-times the amount of the officers “base amount,” which, as calculated under Code section 280G, is equal to the average of the officer’s W-2 wages over the five-year period preceding the change of control event (or such shorter period as the officer has been employed by the Company).

Benefits Triggered on Involuntary Termination of Employment without Cause

The following table shows the estimated benefits that would have been paid to each of the NEOs other than Mr. Glenn if the officer’s employment had been terminated on August 31, 2014, either by us without “cause” or by the officers with “good reason,” pursuant to the terms of such officer’s employment agreement with the Company. Mr. Glenn does not have an employment agreement with the Company.

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4)(5) ($)	Other(6) ($)	Total ($)
William A. Furman	4,473,902	15,408	8,299,681	407,000	39,600	13,235,591
Mark J. Rittenbaum	1,796,568	23,328	2,351,792	235,211	26,400	4,433,299
Alejandro Centurion	1,894,879	47,437	2,133,227	316,776	26,400	4,418,719
William G. Glenn	N/A	N/A	N/A	N/A	N/A	N/A
James T. Sharp	1,424,908	37,287	1,557,205	235,214	26,400	3,281,014

(1)

Cash Severance Benefit. Employment agreements with each of Messrs. Furman, Rittenbaum, Centurion and Sharp provide for lump sum cash severance payments equal to two times the sum of base salary plus the average bonus amount. Messrs. Furman, Rittenbaum, Centurion and Sharp also are entitled to receive a pro-rated bonus for the year of termination, based on the greater of the average bonus amount or the executive’s target bonus amount, and the number of days worked during the year of termination. Since it is assumed that termination is on August 31, 2014, the cash severance benefit amount includes 100% of the average bonus amount, in addition to the multiples of salary and bonus described above. All payments are to be made in a single lump sum within 30 days after the executive signs a release of claims against the Company.

(2)

Insurance Continuation. Employment agreements with Messrs. Furman, Centurion, Rittenbaum and Sharp provide for continuation of life, accident and health insurance benefits paid by us for up to 24 months following the termination of employment by the Company without cause or by the executive for good reason, except to the extent similar benefits are provided by a subsequent employer. In addition, under the terms of his employment agreement, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman and his spouse until Mr. Furman reaches age 75. The amounts in the table above represent 12 months of life, accident and health insurance premium payments at the rates paid by us for each of these officers as of August 31, 2014.

(3)

Restricted Stock/RSU Acceleration. Under the terms of employment agreements with each of Messrs. Rittenbaum, Centurion and Sharp, in the event of termination of the executive’s employment by the Company without cause, all unvested shares of restricted stock and RSUs will immediately vest, with performance-based shares and RSUs vesting at the target performance level. Under Mr. Furman’s employment agreement, in the event of the Company’s termination of his employment other than for “cause” or Mr. Furman’s termination of his employment for “good reason,” all unvested time-based shares and RSUs will vest; all performance-based restricted stock awards will vest at the target performance level, and all performance-based RSUs will continue to vest based on performance during the applicable performance period and Mr. Furman will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period. Information regarding unvested restricted stock and RSUs held by the NEOs is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs multiplied by a stock price of $71.52 per share, which was the closing price of our Common Stock on August 29, 2014. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to or on behalf of Mr. Furman in the amount of $407,000 through the year in which he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to such time. Mr. Furman attained age 70 during 2014. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)

Supplemental Retirement Benefit. The Company provides supplemental retirement benefits under the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of their employment agreements Messrs. Rittenbaum, Centurion and Sharp will continue to be treated as participants in the supplemental retirement plan for two years following termination of employment. The amount shown in the table above is the estimated amount of two years’ additional contributions under the target benefit program for each participating executive, assuming that the executive’s employment was involuntarily terminated as of August 31, 2014.

(6)

Other. Pursuant to their employment agreements, the Company will provide Messrs. Rittenbaum, Centurion and Sharp with continued participation in the Company auto program, at the Company’s expense, for a period of two years following termination of employment. Pursuant to his employment agreement, Mr. Furman will continue to receive the Company’s customary automobile benefit for three years following termination of employment. The amount above represents the current annual cost of the employees’ participation in the Company’s automobile program for the applicable period, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

The Company’s obligation to pay severance benefits is, in all cases, contingent upon the officer executing a release of claims in favor of the Company. The Company’s obligation to pay severance benefits to each of Messrs. Rittenbaum, Centurion and Sharp is contingent upon the officer’s compliance with the terms of a covenant not to compete in favor of the Company for one year following termination of employment.

Benefits Triggered on Retirement

The following table shows estimated benefits that would have been payable by the Company to the NEOs if each officer’s employment terminated on August 31, 2014 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan.

Name	Annual Insurance Continuation(1) ($)	Restricted Stock/RSU Acceleration(2) ($)	Annual Retirement Benefit(3) ($)	Total ($)
William A. Furman	15,408	6,060,619	407,000	6,483,027
Mark J. Rittenbaum	N/A	N/A	N/A	N/A
Alejandro Centurion	N/A	N/A	N/A	N/A
William G. Glenn	N/A	N/A	N/A	N/A
James T. Sharp	N/A	N/A	N/A	N/A

(1)

Insurance Continuation. Under the terms of his employment agreement, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman and his spouse until Mr. Furman reaches age 75. The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2014.

(2)

Restricted Stock/RSU Acceleration. Under the terms of the Company’s standard forms of agreements for restricted shares and RSUs, all unvested time-based shares and RSUs become fully vested upon retirement. Performance-based RSUs will continue to vest based upon performance during the measurement period, and the recipient will be entitled to receive a prorated number of shares, at the end of the measurement period. Performance-based restricted shares granted in 2012 vest at retirement based upon the time-adjusted achievement of performance goals as of the date of retirement. Retirement age is 65 for purposes of restricted stock and RSU vesting on retirement, except as otherwise determined at the discretion of the CEO. Only Mr. Furman is eligible to retire. The amounts in the table above represent the number of unvested time-based shares and RSUs, multiplied by a stock price of $71.52 per share, which was the closing price of our Common Stock on August 29, 2014, plus the value of the pro rata portion of performance-based shares and RSUs that would have accelerated if the executive had retired on August 31, 2014, assuming that time-adjusted performance goals had been met as of that date. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price on the date of grant and not on the vesting date.

(3)

Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to Mr. Furman in the amount of $407,000 through the year in which he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. Mr. Furman attained age 70 during 2014. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

Benefits Triggered on Disability or Death

The following table shows estimated benefits that would have been payable by the Company to the NEOs if each officer’s employment terminated on August 31, 2014 by reason of death or disability.

Name	Estimated Cash Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Annual Retirement Benefit(4) ($)	Total ($)
William A. Furman	1,386,951	15,408	8,299,681	407,000	10,109,040
Mark J. Rittenbaum	N/A	N/A	2,351,792	N/A	2,351,792
Alejandro Centurion	N/A	N/A	2,133,227	N/A	2,133,227
William G. Glenn	N/A	N/A	1,700,173	N/A	1,700,173
James T. Sharp	N/A	N/A	1,557,205	N/A	1,557,205

(1)

Cash Benefit. Under the terms of his employment agreement, in the event of termination due to death or disability, Mr. Furman (or his estate) is entitled to receive an amount equal to the prorated portion of the cash bonus which would have been payable to him for the portion of the fiscal year during which he was employed by the Company. Since it is assumed that the triggering event occurs on August 31, 2014, the amount of estimated cash benefit is equal to a full year’s cash bonus, estimated to be amount of the average of the most recent two years’ cash bonuses actually paid to Mr. Furman.

(2)

Insurance Continuation. Under the terms of his employment agreement, in the event Mr. Furman’s employment terminates for any reason, including death or disability, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman (in the case of disability) and his spouse until Mr. Furman reaches age 75 (or would have reached age 75, in the case of his death). The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2014.

(3)

Restricted Stock/RSU Acceleration. Under the terms of the Company’s standard forms of agreements, all unvested shares of restricted stock and RSUs become fully vested upon termination due to death or disability, with performance-based shares and RSUs vesting at the target level. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs (with performance shares and RSUs at target level) multiplied by a stock price of $71.52 per share, which was the closing price of our Common Stock on August 29, 2014. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant rather than as of the vesting date.

(4)

Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to or on behalf of Mr. Furman in the amount of $407,000 through the year in which he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to such time. Mr. Furman attained age 70 during 2014. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

Compensation of Directors

Members of the Board of Directors who are our employees are not separately compensated for serving on the Board of Directors. Mercer reviewed the Company’s compensation for non-employee directors during fiscal 2014 and recommended increases in the cash and equity components of director compensation, noting that total director compensation was between the 25th percentile and median for peer group companies and general industry companies of a similar size.

Effective with the former chairman of the Board, Benjamin Whiteley, leaving the Board in January 2014 after deciding not to stand for re-election, Mr. Furman was elected Chairman and a Lead Director position was established, which position is held by Duane McDougall. The annual cash retainer fee for directors who are not our employees was increased during fiscal 2014 from $55,000 to $60,000, and an additional annual retainer fee for the Lead Director was set at $25,000. The chairman of each committee of the Board receives an additional annual retainer fee for such service. The annual retainer for the Audit Committee chairman is $15,000, and the annual retainer for each other committee chairman is $10,000. Members of the Audit, Compensation and Nominating and Governance Committees each also receive an additional annual cash retainer of $5,000.

Subsequent to the end of fiscal 2014 and effective as of January 7, 2015, the annual cash retainers for non-employee directors and the additional cash retainers for service as a committee chair or Lead Director were increased. The annual cash retainer fee for directors who are not our employees was increased from $60,000 to $75,000. The additional annual cash retainer for the Audit Committee chairman was increased from $15,000 to $20,000, and the annual cash retainer for each other committee chairman was increased from $10,000 to $15,000. The additional annual cash retainer for the Lead Director was increased from $25,000 to $70,000. All annual retainer fees are paid quarterly.

Under the terms of the Company’s Stock Incentive Plan, our non-employee directors receive annual grants of restricted shares of the Company’s Common Stock with a fair market value equal to $80,000 (rounded up to the nearest whole share) made immediately after the close of each annual shareholder meeting, with such shares vesting on the date of the next annual shareholder meeting. The Board of Directors approved an increase in the annual grant amount to $100,000 in January 2014 and approved an increase in the annual grant amount to $125,000 in October 2014, subject to approval of the Company’s shareholders at the 2015 Annual Meeting of

Shareholders. A proposal seeking shareholder approval of amendments to the Stock Incentive Plan in the form of a 2014 Amended and Restated Stock Incentive Plan appears as Proposal No 3 in this Proxy Statement. In order to implement the increase in the equity component of director compensation, pending shareholder approval of the Stock Incentive Plan amendment, in January 2014 the Compensation Committee awarded a discretionary grant of restricted shares to the non-employee directors of the Company with a fair market value equal to $20,000 (rounded up to the nearest whole share), which shares will vest on the date of the 2015 Annual Meeting of Shareholders, provided that (i) the director has not resigned or been removed as of that date, and (ii) the Company’s shareholders approve the 2014 Amended and Restated Stock Incentive Plan.

The following table summarizes the compensation of the members of the Board of Directors who are not employees of the Company for the fiscal year ended August 31, 2014.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Benjamin R. Whiteley[3]	72,500	-0-	-0-		-0-		72,500
Graeme A. Jack	80,000	100,039	-0-		-0-		180,039
Duane C. McDougall	100,000	100,039	-0-		-0-		200,039
Victoria McManus	72,500	100,039	-0-		-0-		172,539
A. Daniel O’Neal, Jr.	58,750	100,039	-0-		104,400	(4)	263,189
Charles J. Swindells	67,500	100,039	-0-		-0-		167,539
Wendy L. Teramoto	57,500	100,039	-0-		-0-		157,539
C. Bruce Ward	57,500	100,039	117,405	(5)	109,200	(6)	384,144
Donald A. Washburn	82,500	100,039	-0-		-0-		182,539

(1)

In January 2014 the annual cash retainer fees were increased from $55,000 to $60,000 for directors other than the Lead Director, and an additional $25,000 annual retained was approved for the Lead Director.

(2)

Amounts shown in this column are calculated based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Such amounts may not correspond to the actual value that will be realized by them if and when the restricted stock awards vest. The aggregate number of shares received as stock awards outstanding as of August 31, 2014 for each of the directors receiving stock awards is 3,137 shares.

(3)	Mr. Whiteley did not stand for re-election and his service as a director ended in January 2014.

(4)	Mr. O’Neal received from the Company $91,200 in consulting fees during 2014 and an automobile allowance of $13,200.

(5)

Mr. Ward participated in the Gunderson LLC Nonqualified Deferred Compensation plan while he was an employee of Gunderson LLC, a manufacturing subsidiary of the Company. Amount represents Mr. Ward’s pro rata interest in the earnings in the plan. No additional contributions were made on Mr. Ward’s behalf during the current year.

(6)	Mr. Ward also received from the Company $96,000 in consulting fees during 2014 and an automobile allowance of $13,200.

In the event a non-employee director ceases to be a director due to death, disability or retirement, or because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under the Plan.

Risks Arising From the Company’s Compensation Policies and Practices

The Company’s Compensation Committee oversees compensation policies and practices to ensure that they do not promote undue risk-taking. In 2014, the Compensation Committee evaluated the current risk profile of the Company’s executive and broad-based compensation policies and practices. In its evaluation, the Compensation

Committee reviewed the executive compensation structure, including the structure of its short-term incentive plan, pursuant to which bonuses may be earned if pre-established financial performance metrics and individual performance goals are achieved, and the performance metrics based on profitability and growth for vesting of restricted stock unit awards made under the Company’s long-term incentive plan. The Compensation Committee noted numerous ways in which risk is effectively managed or mitigated, including the balance between short-term and long-term incentives and use of multiple performance measures. Based on the results of its evaluation, the Compensation Committee concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Additional Information

We file annual, quarterly, and special reports, proxy statements and other information with the SEC. Shareholders may inspect and copy these materials at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and special reports, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Guidelines are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

REPORT OF THE AUDIT COMMITTEE

Board of Directors

The Greenbrier Companies, Inc.

The Audit Committee of the Board of Directors is established pursuant to the Company’s Bylaws, as amended, and the Audit Committee Charter adopted by the Board of Directors. A copy of the Charter, as amended, is available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Charter.

For the fiscal year 2014, the members of the Audit Committee of the Board of Directors were Duane C. McDougall (Chairman), Graeme A. Jack, Victoria McManus and Donald A. Washburn. Each member of the Audit Committee who served during fiscal 2014 is an independent director as defined under the rules of the New York Stock Exchange (“NYSE”). The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Audit Committee meets such standards.

With respect to the year ended August 31, 2014, in addition to its other work, the Audit Committee:

•	Reviewed and discussed with the Company’s management and independent auditors the audited financial statements of the Company as of August 31, 2014, and for the year then ended;

•

Discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, regarding “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board; and

•

Received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the firm’s independence.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of SEC Form 10-K, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2014 and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2014 for filing with the SEC.

October 28, 2014

Duane C. McDougall, Chairman

Graeme A. Jack

Victoria McManus

Donald A. Washburn

The above shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each of our directors or nominees for director, by each of our Named Executive Officers, by all of our current directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. We believe the persons and entities named below hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. The information with respect to each person or entity specified is as supplied or confirmed by such person or entity, is based upon statements filed with the SEC or is based upon our knowledge, and is as of November 3, 2014, unless otherwise indicated in the footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of(2) Class
William A. Furman	1,918,063		7.1%
One Centerpointe Drive, Suite 200
Lake Oswego, Oregon 97035
Graeme A. Jack	33,054		(3)
Duane C. McDougall	34,372		(3)
Victoria McManus	12,677		(3)
A. Daniel O’Neal, Jr.	20,774		(3)
Charles J. Swindells	19,901		(3)
Wendy L. Teramoto	18,615		(3)
C. Bruce Ward	44,367		(3)
Donald A. Washburn	26,365		(3)
Alejandro Centurion	30,106		(3)
William G. Glenn	8,445		(3)
Mark J. Rittenbaum	98,432		(3)
James T. Sharp	6,952		(3)
All directors and executive officers as a group (18 persons)(4)	2,314,080		8.6%
Dimensional Fund Advisors LP	2,290,737	(5)	8.5%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
BlackRock, Inc.	1,668,174	(6)	6.2%
40 East 52nd Street
New York, NY 10022
PAR Investment Partners, L.P.	1,649,700	(7)	6.1%
PAR Capital Management, Inc.
One International Place, Suite 2041
Boston, MA 02110
LSV Asset Management	1,433,998	(8)	5.3%
155 N. Wacker Drive, Suite 4600
Chicago, IL 60606
The Vanguard Group	1,410,985	(9)	5.2%
100 Vanguard Blvd.
Malvern, PA 19355

(1)

More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. In certain cases, voting and investment power may be shared by spouses under applicable law. The inclusion of shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(2)

Calculated based on number of outstanding shares as of November 3, 2014, which is 27,015,829 plus the total number of shares of which the reporting persons have the right to acquire beneficial ownership within 60 days following November 3, 2014.

(3)	Less than one percent.

(4)	A portion of these shares for certain of the individuals is subject to certain vesting requirements.

(5)

As reported in Amendment 5 to Schedule 13G dated December 31, 2013 and filed with the SEC on February 10, 2014. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 2,226,782 shares reported and sole dispositive power with respect to all 2,290,737 reported. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Amendment No. 5 to Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(6)

As reported in Schedule 13G dated December 31, 2013 and filed with the SEC on February 11, 2014. Blackrock, Inc. has sole voting power with respect to 1,584,440 shares reported and sole dispositive power with respect to all 1,668,174 reported.

(7)	As reported in Schedule 13G dated December 31, 2012 and filed with the SEC on February 14, 2013.

(8)

As reported in Schedule 13G dated December 31, 2013 and filed with the SEC on February 10, 2014. LSV Asset Management has sole voting power with respect to 501,400 shares reported and sole dispositive power with respect to all 1,433,998 reported.

(9)

As reported in Schedule 13G dated December 31, 2013 and filed with the SEC on February 11, 2014. The Vanguard Group has sole voting power with respect to 35,514 shares reported and sole dispositive power with respect to 1,375,771 shares reported. The Vanguard Group has shared dispositive power with respect to 34,214 shares reported.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s securities with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required, to our knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal year 2014 were complied with, except that the Form 4 filed by Charles J. Swindells on January 23, 2014 reporting a sale made on July 13, 2011 and a purchase made on September 4, 2012, was filed late.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that we provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the compensation tables and narrative disclosures following the Compensation Discussion and Analysis. We provide our shareholders with the opportunity to vote on an advisory basis on the compensation of our named executive officers annually.

Our compensation practices and programs are designed to reward performance and reinforce teamwork and cooperation in achieving business success, as described in detail under the heading “Compensation Discussion and Analysis.” They are also designed to attract, retain and motivate highly qualified executives and employees. At our 2014 annual meeting, our third advisory vote on executive compensation passed by a vote of approximately 98% of votes cast, following approval in 2013 by a vote of approximately 90% of the votes cast. We believe that the consistent improved results in 2013 and 2014 are a direct result of the actions we took in 2012 in response to the feedback we received from shareholders. Those actions included eliminating all tax-gross-up payments under the Company’s executive life insurance program and supplemental executive retirement program; eliminating all modified “single trigger” change of control provisions in agreements with the Company’s executive officers; and adopting stock ownership guidelines for our executive officers and non-employee directors. During fiscal 2013, we adopted an incentive compensation claw-back policy in order to further align our compensation policies with current best practices. In addition, in October 2013 we amended our Policy Regarding Trading in Company Securities, which already prohibits directors and executive officers from hedging Company stock, to further restrict directors and executive officers from pledging Company stock except in very limited circumstances with approval of the CEO or Chairman of the Board. We also amended the 2010 Amended and Restated Stock Incentive Plan to eliminate certain features that we do not utilize in our equity incentive program, and that are considered disfavored practices, including authority to grant re-load stock options, stock option and stock appreciation rights share recycling, cash-out of underwater stock options, company loans to pay stock option exercise price, and automatic vesting of stock options in a change of control. All of these changes have served to further strengthen the link between pay and performance in our compensation programs and practices, and to further align the interests of our named executive officers and our shareholders.

This Proposal 2 allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the compensation paid to the named executive officers through the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the compensation tables and narrative disclosures following the Compensation Discussion and Analysis.”

In order for this Proposal 2 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 2. Abstentions and broker non-votes of uninstructed shares will not affect the outcome of voting on this Proposal 2.

The Board of Directors recommends a vote FOR the resolution set forth in Proposal 2 above, and unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR this resolution.

PROPOSAL NO. 3

APPROVAL OF 2014 AMENDED AND RESTATED STOCK INCENTIVE PLAN

The Board of Directors has adopted, subject to shareholder approval, amendments (the “Amendment”) to the Company’s 2010 Amended and Restated Stock Incentive Plan, as amended, that increase the dollar value of the annual automatic non-employee director restricted stock grants from $80,0000 to $125,000 in the form of a 2014 Amended and Restated Stock Incentive Plan (the “Plan”). A copy of the Plan is attached hereto as Appendix A.

The purposes of the Plan are to promote the long-term success of the Company and its affiliates and the creation of shareholder value by encouraging employees, directors and consultants to focus on critical, long-range objectives; attracting and retaining employees, directors and consultants with exceptional qualifications; and linking Plan participants directly to shareholder interests through increased share ownership.

We grant automatic restricted stock awards to Board members on an annual basis as part of our director compensation package. The Board of Directors, with the assistance of Mercer, reviewed our program for equity compensation for non-employee directors, in light of our desire to attract and retain highly qualified board members and provide competitive compensation for the directors’ service. As a result of the review, the Board of Directors approved amendments to the Plan to increase from $80,000 to $125,000 the dollar value of the annual automatic restricted stock grants to non-employee directors. We believe this increase is necessary in order to provide competitive compensation that will enable us to recruit and retain high-caliber individuals, with the requisite skills and qualifications to serve as members of our Board of Directors, and enable us to provide an appropriate balance of equity to cash compensation, specifically 40% cash compensation compared to 60% equity compensation, in order to maximize the alignment of interests between our directors and shareholders.

The following summary of the material provisions of the Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the Plan. A complete copy of the Plan is attached as Appendix A.

General

The purpose of the Plan is to promote the long-term success of the Company and its affiliates and to create shareholder value. The Plan provides for the grant of options (incentive stock options and nonstatutory stock options), restricted shares, stock units and stock appreciation rights (“SARs”) (each, an “Award”).

Shares Available for Grant

The maximum aggregate number of common shares of the Company reserved and available for issuance pursuant to Awards under the Plan is currently 4,325,000, subject to adjustment under certain circumstances as specified in the Plan. The aggregate number of common shares with respect to which options or SARs may be granted to any individual participant during any calendar year cannot exceed 30,000.

If restricted shares are forfeited, then such common shares again become available for future Awards under the Plan. If a stock unit is forfeited before being settled, then the corresponding common shares again become available for future Awards under the Plan. However, if a stock option or a SAR is forfeited, or if shares issued upon exercise of a stock option or SAR are forfeited, the underlying or corresponding shares do not become available again for issuance under the Plan, and the forfeited shares reduce the number of shares available for future Awards under the Plan.

If stock units are settled, then only the number of common shares (if any) actually issued in settlement will reduce the number of common shares available for grant under the Plan, and the balance will again become available for Awards under the Plan. If SARs are exercised, then only the number of common shares (if any) actually issued in settlement of such SARs will reduce the number available for Awards under Plan, and the balance will again become available for Awards under the Plan. Notwithstanding the above, the aggregate number of common shares that may be issued under the Plan upon exercise of incentive stock options will not be increased when restricted shares or other common shares are forfeited. In addition, any dividend equivalents paid or credited under the Plan will not be applied against the number of restricted shares, stock units, options or SARs available for Awards, whether or not such dividend equivalents are converted into stock units; provided, however, that subject to Article 11 of the Plan (which provides for automatic adjustment of outstanding awards in the event of stock splits and similar corporate events), dividend equivalents that have been converted into stock units may not be paid in the form of common shares to the extent such payment would exceed the limitations set forth in Section 3.1 of the Plan.

Administration

The Plan is administered by the Compensation Committee of the Company’s Board (the “Committee”), which consists of two or more directors appointed by the Board. Unless otherwise determined by the Board, at all times that the Company is subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), the composition of the Committee will satisfy the requirements under Rule 16b-3 of the Exchange Act, 162(m) of the Internal Revenue Code (the “Code”) and New York Stock Exchange Rule 303A.02.

Subject to the provisions of the Plan, the Committee has the authority to determine: (a) which employees, directors and consultants will receive Awards, (b) the time or times when Awards will be granted, (c) the types of Awards to be granted, and (d) the number of common shares that may be issued under each Award. The Committee also has such additional powers as have been delegated to it by the Plan. Subject to the express provisions of the Plan, the Committee has the authority to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan, to determine the terms, restrictions and provisions of each Award, and to make all other determinations necessary or advisable for administering the Plan. The determinations made by the Committee will be conclusive.

Eligibility

Employees, directors and consultants of the Company or its affiliates are generally eligible for Awards, but only employees may be granted incentive stock options and only non-employee directors may be granted automatic awards of restricted shares as set forth in the Plan. In addition, an employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its parents or subsidiaries may not be granted an incentive stock option unless the requirements of Section 422(c)(5) of the Code are satisfied.

Automatic Restricted Share Grants to Eligible Directors

Immediately after the close of each annual shareholder meeting, each non-employee director, including those that are elected at such meeting, receives an automatic restricted share award for such number of common shares as has an aggregate dollar value of $80,000, calculated using a per-share value equal to the average per-share value of the most recent 30 days’ closing market prices of the Company’s common stock as of the date of grant, including the date of grant. Upon approval of the amendments to the Plan, the aggregate dollar value of such automatic restricted share awards will increase from $80,000 to $125,000.

Automatic director awards vest in full on the earlier of the first anniversary of the date of grant, or date of the next annual meeting of shareholders following the date of grant. In the event a non-employee director ceases to be a director due to death or disability (as defined in the Plan), or because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under this Plan.

Restricted Shares

Each restricted share agreement will contain terms and conditions of the restricted share award that are not inconsistent with the Plan including, but not limited to, the number of common shares underlying the restricted share award, the consideration to be paid (if any) and the vesting terms. Unless the restricted share agreement provides otherwise, restricted shares will have a one year vesting period.

The restricted share agreement may also provide for accelerated vesting in the event of death, disability, retirement or other events. Restricted shareholders have the same voting, dividend and other rights as the Company’s shareholders. The restricted share agreement, however, may require that cash dividends received by restricted shareholders be invested in additional restricted shares, with such additional restricted shares being subject to the same conditions and restrictions as the restricted shares with respect to which the dividends were paid.

Stock Units

Each stock unit agreement will contain terms and conditions of the stock units that are not inconsistent with the Plan including, but not limited to, the number of common shares underlying the stock unit and the vesting terms (if any). Unless the stock unit agreement provides otherwise, stock units that are subject to vesting will have a one year vesting period. The stock unit agreement may also provide for accelerated vesting in the event of death, disability, retirement or other event. The stock unit holder has no voting rights with respect to his or her stock units, and has no rights other than those of a general creditor of the Company. Stock units may be settled in cash, common shares or a combination thereof, as the Committee determines. Vested stock units may be settled in a lump sum or installments, and distribution may occur or commence when all vesting conditions have been satisfied or may be deferred until a later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.

Options

Each stock option agreement will contain terms and conditions of the option grant that are not inconsistent with the Plan, including, but not limited to, when the option becomes exercisable, the exercise price of the options (which may not be less than fair market value of a common share on the grant date) and the term of the option (not to exceed 10 years from date of grant). Among other things, the stock option agreement may also provide for accelerated exercisability and vesting in the event of the optionee’s death, disability, retirement or other event or for the expiration of an option prior to the end of its term if the optionee terminates service with the Company or its affiliates.

Unless the stock option agreement provides otherwise, in the event of an optionee’s termination of service as an employee, director or consultant (a) for any reason other than retirement, disability or death, the options (to the extent optionee was entitled to exercise the option at the date of such termination) remain exercisable until the option expiration date or three months after such termination of service, whichever is shorter, (b) for any reason other than disability or death but where the optionee is age 62 or older on such termination date, the options (to the extent optionee was entitled to exercise the option at date of such termination) remain exercisable until the option expiration date, (c) due to disability, the options (to the extent the optionee was entitled to exercise the option at date of such termination) remain exercisable until the option expiration date or one year after such termination of service, whichever is shorter, or (d) by reason of death, the options become fully vested and may be exercised any time prior to the option expiration date. The exercise price of an option may be paid, to the extent permitted by applicable laws, in cash or cash equivalents, by surrendering or attesting to ownership of common shares owned by the optionee for at least six months, by cashless exercise, or via loan proceeds obtained from pledging common shares being purchased under the Plan. Promissory notes may not be used to pay the exercise price of an option. In the case of incentive stock options, payment may be made only as set forth in the stock option agreement.

Stock Appreciation Rights

Each SAR agreement will contain terms and conditions of the SAR that are not inconsistent with the Plan including, but not limited to, the number of common shares underlying the SAR, the exercise price (which may vary in accordance with a predetermined formula), when the SAR becomes exercisable and the term of the SAR. Among other things, the SAR may also provide for accelerated exercisability and vesting in the event of the SAR holder’s death, disability, retirement or other event or for the expiration of the SAR prior to the end of its term if the SAR holder terminates service with the Company or its affiliates. SARs may be awarded in combination with options, and such an Award may provide that the SARs will not be exercisable unless the related options are forfeited. A SAR may be included in an incentive stock option only at the time of grant. Upon the exercise of an SAR, the SAR holder may receive cash, common shares or a combination thereof, as the Committee determines.

Adjustments

In the event of a subdivision of the outstanding common shares, a declaration of a dividend payable in common shares or in the event of a combination or consolidation of the outstanding common shares (by reclassification or otherwise) into a lesser number of common shares, corresponding automatic adjustments will be made to (a) the number of options, SARs, restricted shares and stock units available for future Awards, (b) the number of common shares covered by each outstanding option and SAR, (c) the exercise price under each outstanding option and SAR, and (d) the number of stock units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than common shares in an amount that has a material effect on the price of common shares, a recapitalization, a spin-

off, merger, consolidation or a similar occurrence, the Committee will make such adjustments as it, in its sole discretion, deems appropriate, including, but not limited to, the cancellation of outstanding Awards after giving Participants notice and an opportunity to exercise their Awards, if applicable.

Dissolution or Liquidation

To the extent not previously exercised or settled, options, SARs and stock units will terminate immediately prior to the dissolution or liquidation of the Company.

Effect of Change in Control

The Committee may determine, at the time of granting of an option, SAR, restricted share or stock unit or thereafter, that such Awards will become fully vested or exercisable in the event of a change in control (as defined in the Plan) or in the event that the participant is subject to an involuntary termination after a change in control.

In the event of: (a) a merger, exchange or consolidation in which the Company is not the resulting or surviving corporation (or in which the Company is the resulting or surviving corporation but becomes a subsidiary of another corporation), (b) a transfer of all or substantially all the assets of the Company, or (c) the dissolution or liquidation of the Company, the Committee will notify optionees in writing of the transaction at least 30 days prior to the effective date of the transaction. The Committee will, in its sole discretion, and to the extent possible under the structure of the transaction, select one of the following alternatives for treating outstanding options: (a) convert outstanding options to options to purchase stock of the surviving or acquiring corporation, or (b) provide for a 30-day period prior to the consummation of the transaction in which optionees may exercise outstanding options and provide that, upon consummation of such transaction, all unexercised options immediately terminate.

Awards under Other Plans

The Company may grant awards under other plans or programs. Such awards may be settled in the form of common shares issued under this Plan. Such common shares will be treated for all purposes under the Plan like common shares issued in settlement of stock units and will, when issued, reduce the number of common shares available for Awards under the Plan.

Limitation on Change in Control Payments

The payments or transfers of benefits under the Plan (the “Payments”) may be reduced as described below, under certain circumstances relating to the occurrence of a change in control. Specifically, if either (a) the independent auditors determine that the participant would be better off on an after tax basis if the participant’s Payments were reduced, or (b) regardless of the after-tax value of a participant’s Award, the Committee, at the time of grant or any time thereafter determines that the following reduction will be imposed, then the aggregate present value of a participant’s Payments will be reduced so that no Payments would be nondeductible by the Company for federal income tax purposes by reason of the tax provisions governing “excess parachute payments” in Section 280G of the Code.

Term, Amendment and Termination

The original effective date of the Plan was November 9, 2004. The Plan was amended and restated on November 10, 2010. The Plan subsequently was amended effective as of January 1, 2013 to increase the number of shares reserved from 2,825,000 to 4,325,000 and to increase the automatic restricted share awards for non-employee directors from $60,000 to $80,000. The Plan was amended effective as of October 28, 2013 to eliminate share recycling with respect to option and SAR awards, prohibit re-load of stock options and cash-out of underwater options, eliminate promissory note payment of option exercise price, and remove automatic acceleration of vesting of options in the event of a change of control. That amendment also modified the manner in which the number of shares awarded is calculated for automatic awards to non-employee directors, to use the average of the most recent 30 days’ closing market prices of the Company’s common stock including the date of grant (rather than using the closing price on the date of grant). The Plan was amended on January 8, 2014, subject to shareholder approval, to increase the automatic restricted shares awards for non-employee directors from $80,000 to $100,000. The Plan was amended and restated as the 2014 Amended and Restated Stock Incentive Plan on October 29, 2014, subject to shareholder approval, to increase the automatic restricted share awards for non-employee directors from $100,000 to $125,000. The 2014 Amendment and Restatement also amends the Plan to eliminate the reference to the Stockholder Rights Agreement dated July 13, 2004, which has expired and is no longer in force or effect, and to make certain other clarifying changes.

The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan will be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules or requirements of any applicable governmental authority or listing organization governing the trading of the Company’s stock. The termination or amendment of the Plan will not affect any Award previously granted under the Plan. The Plan remains in effect until terminated by the Board, except that no incentive stock options can be granted on or after the 10th anniversary of the later of (a) the date when the Board adopted the Plan, or (b) the date when the Board adopted the most recent increase in the number of common shares available for Awards that was approved by the Company’s shareholders.

The Committee may amend the terms of any Award previously granted (and the related Award agreement), prospectively or retroactively, but generally, no such amendment may impair the rights of any participant without his or her consent and no such amendment may effect a repricing of any Award without approval of the Company’s shareholders.

New Plan Benefits Table

The table below sets forth the Awards that will be received by the non-employee eligible directors under the Plan as amended. Awards that may be received by executive officers and other employees are not determinable and will depend on both the Compensation Committee’s actions and the fair market value of the Company’s Common Stock at various future dates.

Name and Position	Number of Shares		Dollar Value
Each Eligible Director(2)		(1)	$125,000

(1)	The number of shares issuable is not determinable as it is based on the fair market value of the shares as of the date of grant.

(2)

The non-employee members of the Board of Directors of the Company eligible to receive automatic annual awards of restricted stock are Directors Jack, McDougall, McManus, O’Neal, Swindells, Teramoto, and Washburn.

Federal Income Tax Information

The following is a brief summary of the federal income tax consequences of restricted stock grants and restricted stock unit awards under the Plan based on federal income tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Additional or different federal income tax consequences to the Plan participant or the Company may result depending upon other considerations not described below.

A recipient of a restricted stock award will recognize taxable income on the later of the date of grant or the date the stock is no longer subject to a substantial risk of forfeiture (i.e., the date of vesting), based on the fair market value of the shares as of date income is recognized. A recipient of unvested stock may file an election pursuant to Section 83 of the Internal Revenue Code to accelerate recognition of taxable income to the date of grant of the award, provided such election is timely filed, within 30 days of the date of receipt of the stock.

A recipient of an award of stock units will recognize taxable income on the date the stock units vest and the underlying shares are issued, based on the fair market value of the underlying shares as of the date of vesting.

Vote Required For Approval

The amendments to the Plan in the form of the 2014 Amended and Restated Stock Incentive Plan will not become effective until it has been approved by the shareholders of the Company. The proposal is being submitted to shareholders for this purpose. The favorable vote of a majority of the outstanding shares of Common Stock present or represented either in person or by proxy entitled to vote, and actually voted at the Annual Meeting will be required for approval. Abstentions are considered votes cast and have the same effect as “no” votes in determining whether the proposal is adopted. Broker non-votes are not counted as votes cast on the proposal and therefore will not be counted in determining whether the proposal receives the necessary majority vote for approval. The enclosed proxy will be voted for or against approval of the 2014 Amended and Restated Stock Incentive Plan, or as an abstention, in accordance with the instructions specified in the proxy form. If no instructions are given on a properly executed and returned proxy, the proxy will be voted for approval of the 2014 Amended and Restated Stock Incentive Plan.

The Board of Directors recommends a vote FOR approval of the 2014 Amended and Restated Stock Incentive Plan.

PROPOSAL NO. 4

APPROVAL OF PROPOSED 2014 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors has adopted a 2014 Employee Stock Purchase Plan (the “2014 Plan”). The 2014 Plan is intended to provide a convenient way for employees to purchase shares of the Company’s Common Stock through payroll deductions and a method by which the Company may assist and encourage its employees to become shareholders. The 2014 Plan will continue in effect until February 28, 2019, subject to the right of the Board of Directors to terminate the 2014 Plan at any time. The 2014 Plan replaced the Company’s 2009 Employee Stock Purchase Plan, which expired on February 28, 2014. The following summary of the material provisions of the 2014 Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the 2014 Plan. A complete copy of the 2014 Plan is attached as Appendix B.

Eligibility

Except as described below, all regular employees of the Company and designated subsidiaries, including employees who are officers or directors, are eligible to participate in the 2014 Plan. Regular employees include employees who have been employed by the Company or a participating subsidiary for at least three consecutive months, who customarily work at least 20 hours per week, and whose customary employment is for at least five months per calendar year. Any employee who owns or would be deemed to own five percent or more of the voting power or value of all classes of stock of the Company or one of its subsidiaries is ineligible to participate in the Plan. Approximately 2,877 current employees are eligible to participate in the 2014 Plan. Rights of employees under the 2014 Plan are not transferable.

Number of Shares Covered by the 2014 Plan

The maximum number of shares issuable pursuant to the 2014 Plan, or purchasable by the custodian pursuant to the 2014 Plan, is 750,000 shares of the Company’s Common Stock.

Purchase of Shares

Each eligible employee may participate in the 2014 Plan by filing a subscription and payroll deduction authorization form with the Company. No employee will be allowed to subscribe for shares which, together with shares purchasable under all stock purchase or option plans of the Company, would have a fair market value of more than $25,000 in any one calendar year. The amount deducted from any pay check may not exceed five percent of the employee’s gross amount of base pay for the payroll period. Payroll deductions for any subsequent pay period may be changed by giving written notice to the Company. An employee may change his or her deductions or reinstate participation in the 2014 Plan after termination only once during each calendar year.

Amounts withheld will be remitted monthly to an independent custodian selected under the 2014 Plan (the “Custodian”), which will apply the funds, together with the Company’s matching contribution described below, to the purchase in the open market of shares of the Company’s Common Stock for participating employees. The purchase price for shares purchased under the 2014 Plan will be the price at which the shares are purchased by the Custodian in the open market. Brokerage commissions on such purchases will be paid by the Company.

Administration

The Board of Directors administers the 2014 Plan. The Board may promulgate rules and regulations for the operation of the 2014 Plan, adopt forms for use in connection with the 2014 Plan, decide any question of interpretation of the 2014 Plan and generally supervise the administration of the 2014 Plan. The Board of Directors has delegated to the Compensation Committee of the Board of Directors authority for general administration of the 2014 Plan.

Matching Contributions

The Company contributes to the 2014 Plan a monthly matching contribution that is added to the funds contributed by participants during the immediately preceding month (via payroll deductions) for the purchase of shares under the 2014 Plan by the Custodian. The matching contribution is the amount necessary to permit participants to acquire shares under the 2014 Plan at 85% of the market price paid by the Custodian for such shares, resulting in a 15% purchase price discount.

Custodian

Shares purchased under the 2014 Plan will be held by the Custodian. By appropriate instructions from the employee, the shares may be sold for the employee’s account or transferred into the employee’s own name or into a brokerage account. The Custodian will maintain the records of the 2014 Plan. The 2014 Plan requires that all cash dividends, if any, in respect of shares held by the Custodian will be automatically reinvested in the purchase of additional shares pursuant to the Company’s Automatic Dividend Reinvestment Plan.

Expenses

The Company will pay all the expenses of the 2014 Plan, except expenses incurred in connection with the sale of shares for the account of an employee.

Amendment and Termination

The Board of Directors of the Company may from time to time amend the 2014 Plan in any and all respects, except that without the affirmative vote of a majority of the outstanding shares of the Company the Board of Directors may not extend the term of the 2014 Plan. The Board of Directors may terminate the 2014 Plan at any time without notice.

Tax Consequences of Plan

The Plan is designed and intended to qualify for preferential tax treatment under Section 423 of the Internal Revenue Code (“Code §423”). One of the requirements for such qualification is that the Plan must be approved by the Company’s shareholders within twelve months of adoption by the Board. If the Plan meets all of the requirements of Code §423, an employee who purchases stock under the Plan will not recognize income for federal income tax purposes on the purchase, but will instead defer the tax consequences until the employee sells or otherwise disposes of the stock. If stock that was purchased under a Code §423 qualified plan is held for more than one year after the date of purchase and more than two years after the beginning of the offering period, a portion of the overall gain will be taxed as ordinary income upon the sale or other disposition. The amount of ordinary income equals the lesser of: (1) the actual gain on sale or other disposition (the amount by which the market value of the shares on the date of sale, gift or death exceeds the purchase price), or (2) the purchase price discount. If the stock is sold or otherwise disposed of within either of the Code §423 holding periods (a

“disqualifying disposition”), the employee recognizes ordinary income at the time of sale or other disposition on the amount by which the fair market value of the stock as of the date of purchase price exceeds the purchase price, even if no gain is realized on the sale or disposition of the stock.

Shareholder Approval

The 2014 Plan is being submitted to shareholders in order for the Plan to continue to qualify for tax-favored treatment under Code §423. The favorable vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote and which has actually been voted will be required. Abstentions and broker non-votes will have no effect on the results of the vote. The enclosed proxy will be voted for or against approval of the 2014 Plan, or as an abstention, in accordance with the instructions specified in the proxy form. If no instructions are given on a properly executed and returned proxy, the proxy will be voted for approval of the Plan.

The Board of Directors recommends a vote FOR approval of the proposed 2014 Plan.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF AUDITORS

For the years ended August 31, 2013 and 2014, KPMG LLP (“KPMG”) performed professional services for the Company.

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG to audit the consolidated financial statements of the Company for the year ending August 31, 2015. Shareholder ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Board of Directors, however, is submitting the selection of KPMG to the shareholders for ratification. In the event the shareholders do not ratify the appointment of KPMG, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders.

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2015. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2015.

Fees Paid to KPMG

The Audit Committee pre-approved 100% of the audit services, audit-related services, tax services and other services provided by KPMG in fiscal 2014 and 2013.

Audit and audit-related fees paid to KPMG for the years ended August 31, 2014 and 2013 aggregated $2,336,256 and $1,833,140 and were composed of the following:

	FY2014	FY2013
Audit Fees	$2,226,256	$1,730,140
Audit-Related Fees	110,000	103,000

Total Audit and Audit-Related Fees	2,336,256	1,833,140
Tax Fees	743,000	929,000
All Other Fees	0	0

Total Audit, Audit-Related and Tax Fees	$3,079,256	$2,762,140

Audit Fees.    This category consists of fees billed for the audit of the Company’s annual financial statements for the fiscal years ended August 31, 2014 and 2013 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review.

Audit-Related Fees.    This category consists of fees billed for the benefit plan audit and SSAE 16 audits for the years ended August 31, 2014 and 2013.

Tax Fees.    This category consists of fees billed for tax return preparation and for services associated with routine tax advice concerning federal, state, local and foreign tax matters.

The Audit Committee has adopted a policy, as amended, for the pre-approval of services provided by the independent auditors. A copy of the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor is attached as Appendix C. The Audit Committee has considered whether the provision by KPMG of non-audit services is compatible with maintaining KPMG’s independence.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting or any adjournments or postponements thereof.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials for the 2015 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, must have been received not later than July 23, 2014 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Shareholders may bring business before an annual meeting only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2016 Annual Meeting by a shareholder, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on July 24, 2015. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the business and reasons for conducting such business at the annual meeting; (b) the shareholder’s name and address as they appear on the Company’s books; (c) the class and number of shares beneficially owned by the shareholder; (d) any material interest of the shareholder in such business and a description of all arrangements and understandings between such shareholder and any other person (including their names) in connection with the proposal of such business; and (e) a representation that the shareholder intends to appear in person at the annual meeting and bring such business before the meeting. The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

Shareholders may nominate a candidate for election as a director only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For a candidate to be nominated by a shareholder as a director for the 2016 Annual Meeting, notice of such prospective candidate nomination must be received by the Secretary of the Company in writing on or before the close of business on July 24, 2015. To be in proper written form, a shareholder’s notice to the Secretary for an annual meeting of shareholders must (i) set forth as to each person whom the shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee or in which such nominee has an economic interest through derivative instruments, and (D) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (ii) set forth as to the shareholder giving the notice (A) the name and record address of such shareholder, (B) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder or in which such shareholder has an economic interest through derivative instruments, (C) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such shareholder, (D) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in the notice, and (E) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a signed written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

To be eligible for inclusion in the Company’s proxy materials for the 2016 Annual Meeting, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, must be received not later than July 24, 2015 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

A copy of the Company’s 2014 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, or on the Company’s website at http://www.gbrx.com.

By Order of the Board of Directors,

/s/ Sherrill A. Corbett
Sherrill A. Corbett
Secretary

November 19, 2014

APPENDIX A

THE GREENBRIER COMPANIES, INC.

2014 AMENDED AND RESTATED STOCK INCENTIVE PLAN

ARTICLE 1. PURPOSE.

The purpose of the Plan is to promote the long-term success of the Company and its Affiliates and the creation of shareholder value by (a) encouraging Employees, Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Directors and Consultants with exceptional qualifications and (c) linking Employees, Directors and Consultants directly to shareholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute incentive stock options or nonstatutory stock options), Restricted Shares, Stock Units or SARs.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Oregon (except their choice-of-law provisions).

ARTICLE 2. ADMINISTRATION.

2.1. Committee Composition. The Committee shall administer the Plan. The Committee shall consist exclusively of two or more Directors of the Company, who shall be appointed by the Board. In addition, unless otherwise determined by the Board, at all times that the Company is subject to Section 16 of the Exchange Act, the composition of the Committee shall satisfy:

(a) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act;

(b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code (or its successor); and

(c) Such requirements as the New York Stock Exchange may establish for independent directors under NYSE Rule 303A.02 (or its successor).

2.2. Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have sole authority, in its discretion, to determine: (a) which Employees, Directors and Consultants shall receive Awards, (b) the time or times when Awards shall be granted, (c) the type or types of Awards to be granted, and (d) the number of Common Shares which may be issued under each Award. In making such determinations the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contribution to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. The Committee shall also have such additional powers as are delegated to it by the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as ISOs, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Section 2.2 shall be conclusive.

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

3.1. Basic Limitations. Common Shares issued pursuant to the Plan may be authorized but unissued shares. The maximum aggregate number of Common Shares reserved and available for issuance pursuant to Awards under the Plan is 4,325,000, subject to adjustment pursuant to Section 11.1. The aggregate number of Common Shares with respect to which Options or SARs may be granted to any individual Participant during any calendar year shall not exceed 30,000.

3.2. Additional Shares. If Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If Stock Units are forfeited or terminate for any other reason before being settled, then the corresponding Common Shares shall again become available for Awards under the Plan. If Restricted Shares are forfeited, the corresponding Common Shares shall again become available for Awards under the Plan. The foregoing notwithstanding, the aggregate number of Common Shares that may be issued under the Plan upon exercise of ISOs shall not be increased when Restricted Shares or Stock Units are forfeited or terminate. If Options or SARs, or Restricted Shares or Common Shares issued upon the exercise of Options or SARs, are forfeited the number of underlying or corresponding Common Shares forfeited shall not again become available for Awards under the Plan and shall reduce the number of Common Shares available under Section 3.1.

3.3. Dividend Equivalents. Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Restricted Shares, Stock Units, Options or SARs available for Awards, whether or not such dividend equivalents are converted into Stock Units; provided, however, that subject to ARTICLE 11, dividend equivalents that have been converted into Stock Units may not be paid in the form of Common Shares to the extent such payment would exceed the limitations set forth in Section 3.1.

ARTICLE 4. ELIGIBILITY.

4.1. Incentive Stock Options. Only Employees shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.

4.2. Other Grants. Only Employees, Directors and Consultants shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs. Only Eligible Directors shall be eligible for automatic awards of Director Restricted Shares under ARTICLE 6.

ARTICLE 5. OPTIONS.

5.1. Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or a NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2. Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Section 11.1.

5.3. Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant.

5.4. Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability and vesting in the event of the Optionee’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Unless the Stock Option Agreement evidencing an Option provides otherwise, the following provisions shall apply in the event of the Optionee’s termination of Service as an Employee, Director or Consultant:

(a) In the event an Optionee’s Service terminates for any reason other than because of retirement, Disability or death, any Option held by the Optionee may be exercised at any time prior to the expiration date of the Option, or the expiration of three months after the date of such termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(b) In the event an Optionee’s Service terminates for any reason other than because of Disability or death and the Optionee has obtained age 62 or older as of the date of such termination, any Option held by the Optionee may be exercised at any time prior to the original expiration date of the Option, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(c) In the event an Optionee’s Service terminates because of Disability, any Option held by the Optionee may be exercised at any time prior to the expiration date of the Option or the expiration of one year after the date of such termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(d) In the event of the death of an Optionee while providing Service to the Company or any Affiliate, such Option shall become immediately exercisable in its entirety and may be exercised at any time prior to the expiration date of the Option, but only by the person or persons to whom such Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(e) The Committee, at the time of grant or at any time thereafter, may extend the post-termination expiration periods otherwise applicable to options any length of time not later than the original expiration date of the Option, and may increase the portion of the Option that is exercisable and vested, subject to such terms and conditions as the Committee may determine.

(f) To the extent that the Option of any deceased Optionee, or of any Optionee whose Service terminates, is not exercised within the applicable period, all further rights to purchase Common Shares pursuant to such Option shall cease and terminate.

5.5. Limitation on ISOs. To the extent that an aggregate Fair Market Value of Common Shares with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year under the Plan and any other plan of the Company or its Affiliates shall exceed $100,000, such Option shall be treated as a NSO. Such Fair Market Value shall be determined as of the date on which such ISO was granted.

5.6. Prohibition on Cash-Out of Underwater Options. Notwithstanding any other provision of the Plan to the contrary, the Company shall not make any cash payment to the holder of an Option that has an exercise price that is higher than the current Fair Market Value of the underlying Shares, in exchange for cancellation or termination of the Option.

ARTICLE 6. ELIGIBLE DIRECTOR RESTRICTED SHARES.

6.1. Automatic Awards. Immediately after the close of each annual shareholder meeting, the Committee shall automatically grant to each person then serving as an Eligible Director, including any such person who is elected at such meeting, a Director Restricted Share award of such number of Common Shares as have an aggregate dollar value, determined pursuant to this Section 6.1, of ~~$80,000~~[$125,000], rounded up to the nearest whole Share. For purposes of calculating the number of Shares under each Director Restricted Share award, the per-share value shall equal the average of the most recent 30 days’ closing market prices of the Company’s common stock as of the date of grant, including the date of grant.

6.2. Vesting of Director Restricted Shares. Each Director Restricted Share award shall vest on the earlier of the first anniversary of the date of grant, or the date of the next annual shareholder meeting. If an Eligible Director ceases to be a Director due to death or Disability, or because he or she is not re-elected to serve an additional term as a Director, any unvested Director Restricted Shares shall immediately become fully vested. If an Eligible Director ceases to be a Director by reason of removal or resignation as a member of the Board, any unvested Director Restricted Shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under this Plan.

6.3. General Rules. Director Restricted Share awards shall be governed by the provisions of ARTICLE 9 to the extent such provisions are not inconsistent with this ARTICLE 6. Each Director Restricted Shares award shall be evidenced by a Director Restricted Share Agreement.

ARTICLE 7. PAYMENT FOR OPTION SHARES.

7.1. General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except as follows:

(a) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this ARTICLE 7.

(b) In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this ARTICLE 7.

7.2. Surrender of Stock. To the extent that this Section 7.2 is applicable, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee, which have been held and fully paid for by the Optionee for at least six months prior to the date of such exercise. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Common Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

7.3. Exercise/Sale. To the extent that this Section 7.3 is applicable and to the extent permitted by applicable laws, regulations and rules, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

7.4. Exercise/Pledge. To the extent that this Section 7.4 is applicable and to the extent permitted by applicable laws, regulations and rules, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to pledge all or part of the Common Shares being purchased under the Plan to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company.

ARTICLE 8. STOCK APPRECIATION RIGHTS.

8.1. SAR Agreement. Each grant of an SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

8.2. Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 11.1.

8.3. Exercise Price. Each SAR Agreement shall specify the Exercise Price. An SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

8.4. Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. An SAR Agreement may provide for accelerated exercisability and vesting in the event of the Optionee’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter.

8.5. Effect of Change in Control. The Committee may determine, at the time of granting an SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that the Company is subject to a Change in Control or in the event that the Optionee is subject to an Involuntary Termination after a Change in Control.

8.6. Exercise of SARs. Upon exercise of an SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date when an SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

ARTICLE 9. RESTRICTED SHARES.

9.1. Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

9.2. Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the consideration shall consist exclusively of cash, cash equivalents or services rendered to the Company (or a Parent or Subsidiary) or full-recourse promissory notes, as the Committee may determine.

9.3. Vesting Conditions. Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. Unless otherwise provided in the Restricted Stock Agreement, Restricted Shares shall have a vesting period of one year. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

9.4. Effect of Change in Control. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company or in the event that the Participant is subject to an Involuntary Termination after a Change in Control.

9.5. Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 10. STOCK UNITS.

10.1. Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

10.2. Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

10.3. Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting, if any, shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. Unless otherwise provided in the Stock Unit Agreement, Stock Units that are subject to vesting shall have a vesting period of at least one year. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

10.4. Effect of Change in Control. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that the Company is subject to a Change in Control or in the event that the Participant is subject to an Involuntary Termination after a Change in Control.

10.5. Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both.

10.6. Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.1.

10.7. Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

10.8. Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 11. CORPORATE EVENTS.

11.1. Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or in the event of a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following:

(a) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under ARTICLE 3;

(b) The number of Common Shares covered by each outstanding Option and SAR;

(c) The Exercise Price under each outstanding Option and SAR; or

(d) The number of Stock Units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off, merger, consolidation or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate, including, but not limited to, the cancellation of outstanding Awards following the provision of notice to Participants and an opportunity to exercise such Award, if applicable. Except as provided in this ARTICLE 11, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

11.2. Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

11.3. Treatment of Options Upon Change of Control.

(a) The Committee may determine, at the time of granting an Option or thereafter, that all or part of such Option shall become vested in the event that a Change in Control occurs with respect to the Company or in the event that the Participant is subject to an Involuntary Termination after a Change in Control. Notwithstanding the foregoing, any Optionee shall be entitled to decline the acceleration of all or any of his or her Options, if he or she determines that such acceleration may result in adverse tax consequences to him or her.

(b) In the event of: (i) a merger, exchange or consolidation in which the Company is not the resulting or surviving corporation (or in which the Company is the resulting or surviving corporation but becomes a subsidiary of another corporation); (ii) a transfer of all or substantially all the assets of the Company; or (iii) the dissolution or liquidation of the Company (each, a “Transaction”), the Committee shall notify Optionees in writing of the proposed Transaction (the “Proposal Notice”) at least 30 days prior to the effective date of the proposed Transaction. The Committee shall, in its sole discretion, and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Options under the Plan:

(i) Outstanding Options shall be converted into Options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction. The amount, type of securities subject thereto and exercise price of the converted Options shall be determined by the Committee and based on the exchange rate, if any, used in determining shares of the surviving corporation to be issued to Optionees of shares of the Company. If there is no exchange rate in the Transaction, the Committee shall, in making its determination, take into account the relative values of the companies involved in the Transaction and such other factors as it deems relevant.

(ii) The Committee shall provide a 30-day period prior to the consummation of the Transaction during which outstanding Options may be exercised, and upon consummation of such Transaction, all unexercised Options shall immediately terminate. If the Committee elects to provide such 30-day period for the exercise of Options, the Proposal Notice shall so state. Optionees, by written notice to the Company, may exercise their Options and, in so exercising the Options, may condition such exercise upon, and provide that such exercise shall become effective immediately prior to, the consummation of the Transaction, in which event Optionees need not make payment for the Common Shares to be purchased upon exercise of Options until five days after written notice by the Company to the Optionees that the Transaction has been consummated (the “Transaction Notice”). If the Transaction is consummated, each Option, to the extent not previously exercised prior to the consummation of the Transaction, shall terminate and cease being exercisable as of the effective date of such consummation. If the Transaction is abandoned, (A) all outstanding Options not exercised shall continue to be exercisable, to the extent such Options were exercisable prior to the date of the Proposal Notice, and (B) to the extent that any Options not exercised prior to such abandonment shall have become exercisable solely by operation of this Section 11.3, such exercisability shall be deemed annulled, and the exercisability provisions otherwise in effect shall be reinstituted, as of the date of such abandonment.

ARTICLE 12. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under ARTICLE 3.

ARTICLE 13. LIMITATION ON RIGHTS.

13.1. Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

13.2. Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

13.3. Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 14. WITHHOLDING TAXES.

14.1. General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

14.2. Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 15. PLAN TERM; AMENDMENT AND TERMINATION.

15.1. Term of the Plan. The Plan, as set forth herein, shall become effective as of the date it is adopted by the Board, and shall remain in effect until it is terminated under Section 15.2, except that no ISOs shall be granted on or after the 10th anniversary of the later of (a) the date when the Board adopted the Plan or (b) the date when the Board adopted the most recent increase in the number of Common Shares available under ARTICLE 3 that was approved by the Company’s shareholders.

15.2. Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules or requirements of any applicable governmental authority or listing organization governing the trading of the Company’s stock. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

The Committee may amend the terms of any Award theretofore granted (and the Award agreement with respect thereto), prospectively or retroactively, but subject to Section 11.1 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent and no such amendment may effect a repricing of any Award without approval of the Company’s shareholders.

ARTICLE 16. LIMITATION ON CHANGE IN CONTROL PAYMENTS.

16.1. Scope of Limitation. This ARTICLE 16 shall apply to an Award only if:

(a) The independent auditors most recently selected by the Board (the “Auditors”) determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under section 4999 of the Code), will be greater after the application of this ARTICLE 16 than it was before the application of this ARTICLE 16; or

(b) The Committee, at the time of making an Award under the Plan or at any time thereafter, specifies in writing that such Award shall be subject to this ARTICLE 16 (regardless of the after-tax value of such Award to the Participant).

If this ARTICLE 16 applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

16.2. Basic Rule. In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this ARTICLE 16, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

16.3. Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this ARTICLE 16, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this ARTICLE 16 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

16.4. Overpayments and Underpayments. As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, the Participant shall repay such Overpayment to the Company; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

16.5. Related Corporations. For purposes of this ARTICLE 16, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

ARTICLE 17. DEFINITIONS.

17.1. “Affiliate” means any Parent or Subsidiary.

17.2. “Award” means any award of an Option, an SAR, a Restricted Share or a Stock Unit under the Plan.

17.3. “Board” means the Company’s Board of Directors, as constituted from time to time.

17.4. “Cause” means (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company, (b) conviction of, or a plea of

“guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, (c) gross negligence, (d) willful misconduct or (e) a failure to perform assigned duties that continues after the Participant has received written notice of such failure from the Board or its designee. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or the Affiliate employing the Participant) may consider as grounds for the discharge of the Participant without Cause.

17.5. “Change in Control” means:

(a) A change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated pursuant to the Exchange Act as in effect on the date this Plan was initially adopted; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Acquiring Person hereafter becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of the Company’s voting securities; or

(b) During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by the Company’s shareholders of each new Director was approved by a vote of at least a majority of the Directors then still in office who were Directors at the beginning of the period; or

(c) There shall be consummated (i) any consolidation, merger or exchange involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of voting securities immediately prior to the merger have the same, or substantially the same, proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or

(d) Approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

17.6. “Code” means the Internal Revenue Code of 1986, as amended.

17.7. “Committee” means a committee of the Board, as described in ARTICLE 2.

17.8. “Common Share” means one share of the common stock of the Company.

17.9. “Company” means The Greenbrier Companies, Inc. an Oregon corporation.

17.10. “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

17.11. “Director” means a member of the Board.

17.12. “Disability” means the condition of being permanently disabled within the meaning of Code Section 22(e)(3), namely being unable to engage in any substantial gainful employment be reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months.

17.13. “Eligible Director” means a non-employee Director within the meaning of Rule 16b-3 (or its successor) under the Exchange Act.

17.14. “Employee” means a common-law employee of the Company or an Affiliate.

17.15. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

17.16. “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

17.17. “Fair Market Value” means the closing market price of the Company’s common stock on the date of grant. In the event the Company’s common stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

17.18. “Involuntary Termination” means the termination of the Participant’s Service by reason of:

(a) The involuntary discharge of the Participant by the Company (or the Affiliate employing him or her) for reasons other than Cause; or

(b) The voluntary resignation of the Participant following (i) a material adverse change in his or her title, position, authority or responsibilities with the Company (or the Affiliate employing him or her), (ii) a material reduction in his or her base salary or (iii) receipt of notice that his or her principal workplace will be relocated by more than 30 miles.

17.19. “ISO” means an incentive stock option described in section 422(b) of the Code.

17.20. “NSO” means a stock option not described in sections 422 or 423 of the Code.

17.21. “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

17.22. “Optionee” means an individual or estate who holds an Option or SAR.

17.23. “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

17.24. “Participant” means an individual or estate who holds an Award.

17.25. “Plan” means this 2014 Amended and Restated Stock Incentive Plan, as amended from time to time.

17.26. “Restricted Share” means a Common Share awarded under the Plan.

17.27. “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

17.28. “SAR” means a stock appreciation right granted under the Plan.

17.29. “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

17.30. “Service” means service as an Employee, Director or Consultant.

17.31. “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

17.32. “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

17.33. “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions and restrictions pertaining to such Stock Unit.

17.34. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

ARTICLE 18. EXECUTION.

To record the adoption of the Plan by the Board on October 29, 2014, the Company has caused its duly authorized officer to execute this document in the name of the Company.

THE GREENBRIER COMPANIES, INC.

By:	/s/ William A. Furman
William A. Furman
President and Chief Executive Officer

(The 2005 Stock Incentive Plan was originally adopted November 9, 2004, was amended by Amendment No. 1 on June 30, 2005, Amendment No. 2 on April 3, 2007, Amendment No. 3 on November 6, 2008, and was amended and restated as the 2010 Amended and Restated Stock Incentive Plan adopted on November 10, 2010. The 2010 Amended and Restated Stock Incentive Plan was amended by Amendment No. 1 on October 30, 2012, Amendment No. 2 on October 28, 2013, Amendment No. 3 on January 8, 2014 [subject to shareholder approval on January 7, 2015], and was amended and restated as the 2014 Amended and Restated Stock Incentive Plan on October 29, 2014 [subject to shareholder approval on January 7, 2015].)

APPENDIX B

THE GREENBRIER COMPANIES, INC.

2014 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose of the Plan. The Greenbrier Companies, Inc. (the “Company”) believes that ownership of shares of its Common Stock, without par value (“Shares”), by employees of the Company and its participating subsidiaries (as defined below) is desirable as an incentive to continuation and enhancement of Company profits and as a means by which employees may share in the rewards of growth and success of the Company. The Company first adopted an Employee Stock Purchase Plan in 1995 (the “1995 Plan”), in order to encourage such employees to become stockholders and to provide a convenient way for employees of the Company and its participating subsidiaries to purchase Shares through payroll deductions. At the termination of the 1995 Plan, the Company adopted the 2004 Employee Stock Purchase Plan (the “2004 Plan”), and at the termination of the 2004 Plan the Company adopted a 2009 Employee Stock Purchase Plan (the “2009 Plan”). The 2009 Plan is terminating and the Company is adopting this 2014 Employee Stock Purchase Plan (the “Plan”) in order to continue to encourage and assist employees to become stockholders. The Company intends that the Plan shall qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company also intends that the Plan shall satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. Administration of the Plan.

2.1 The Plan shall be administered by the Board of Directors. The Board of Directors may promulgate rules and regulations for operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising under the Plan. The Board of Directors may consult with counsel for the Company on any matter arising under the Plan. All determinations and decisions of the Board of Directors shall be binding and conclusive on all persons.

2.2 Section 2.1 notwithstanding, the Board of Directors may delegate authority to administer the Plan to the Compensation Committee of the Board of Directors (the “Committee”).

3. Eligible Employees.

3.1 Except as indicated in Section 3.2, all permanent employees of the Company, and all permanent employees of each subsidiary of the Company that is designated by the Board of Directors of the Company as a participant in the Plan (a “Participating Subsidiary”), are eligible to participate in the Plan. Each subsidiary of the Company that is designated as a Participating Subsidiary under the 2004 Plan as of the date of adoption of this Plan shall be deemed a Participating Subsidiary under this Plan. The Board of Directors may designate additional Participating Subsidiaries from time to time.

3.2 Any employee who would, after a purchase of Shares under the Plan, own or be deemed to own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries shall be ineligible to participate in the Plan.

3.3 A permanent employee is an employee who has been employed by the Company or any of its Participating Subsidiaries for at least three consecutive months and who is in the active service of the Company or any of its Participating Subsidiaries on the date a purchase of Shares is made under the Plan. The foregoing notwithstanding, any employee whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months per calendar year is not considered a permanent employee.

4. Participation in the Plan.

4.1 An eligible employee may participate in the Plan by filing with the Company, on forms furnished by the Company, a subscription and payroll deduction authorization. The subscription and payroll deduction authorization shall authorize the Company (or Participating Subsidiary, as the case may be) to make payroll deductions from the employee’s compensation.

4.2 If payroll deductions are made by a Participating Subsidiary, that subsidiary shall promptly remit the amount of the deduction to the Company or to such bank, trust company, or investment or financial firm (the “Custodian”) as shall be appointed by the Board of Directors.

4.3 No employee shall be allowed to subscribe for a number of Shares under the Plan which would permit his or her rights to purchase Shares under all stock purchase or option plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such Shares (determined at the time such shares are offered) for each calendar year in which such right to subscribe or a subscription is outstanding at any time.

4.4 The amount deducted from a participant’s compensation with respect to participation in the Plan shall not exceed five percent of the gross amount of base pay for the pay period to which the deduction relates. A participant may change the amount of his or her payroll deduction only once during any calendar quarter. A change in payroll deduction may be made for a subsequent pay period only by giving advance written notice to the Company.

4.5 Participation in the Plan shall terminate (a) when an employee gives written notice to the Company that he or she terminates his or her participation in the Plan, or (b) when an employee ceases to be an eligible employee for any reason, including death or retirement. An eligible employee may reinstate his or her participation in the Plan after termination only once during any calendar year.

5. Offer to Sell Stock.

5.1 Upon receipt and acceptance by the Company of a valid subscription and payroll deduction authorization from a participant, the Company shall offer to sell Shares to such participant. Each date of purchase of Shares under the Plan will be deemed to be the Grant Date with respect to the Shares purchased on such date.

5.2 The offering period with respect to a participant shall begin on the Grant Date and shall continue until the earlier of (a) the effective date of the Participant’s termination in the Plan pursuant to Section 4.5, or (b) the last day of the month in which the purchase occurs.

6. Purchase of Stock.

6.1 On or before the tenth business day of each month, the Company shall remit to the Custodian the total of all deductions made under the Plan during the previous month. The Custodian shall forthwith apply such funds, together with Company Contributions as provided for under Section 7.1 to the purchase of Shares in open market transactions through brokers or dealers at prevailing market prices. Purchases shall be completed on or before the 25th day following the date of the remittance (the “Purchase Date”). Any funds remaining with the Custodian, after the purchase of the maximum number of shares which can be purchased with the remittance, shall be applied to the next month’s purchase.

6.2 Purchases shall be made in the name of the Custodian for the account of The Greenbrier Employee Stock Purchase Plan. Each month, the Custodian shall credit each participant’s account with his or her pro rata share of purchases of Shares under the Plan, including fractional shares to at least the third decimal.

6.3 Notwithstanding any other provision of this Plan to the contrary, the maximum number of Shares which shall be issuable pursuant to the Plan, or purchasable by the Custodian pursuant hereto, shall be 750,000 Shares.

6.4 Participants may purchase Shares under the Plan at a discount price of 85% of the market price per Share as of the date of purchase.

6.5 Notwithstanding any other provision of this Plan to the contrary, the Company may determine to sell newly issued Shares under the Plan in place of open market purchases. In such event, the Committee shall adopt such forms, procedures and rules as it deems appropriate to implement sales of newly issued Shares under the Plan.

7. Company Contributions.

7.1 The Company will contribute to the Plan and remit to the Custodian funds to be added to the funds contributed by participants (via payroll deductions) for the purchase of Shares under the Plan, in the amount of the difference between the discount price at which participants are permitted to purchase Shares (a 15% discount), and the market price of the Shares as of the date of purchase.

7.2 The Company shall remit to the Custodian any Company Contribution concurrently with its remittance to the Custodian of the total of all payroll deductions made under the Plan during the preceding month pursuant to Section 6.1 of the Plan. The Custodian may co-mingle any Company Contribution with other funds held under the Plan and shall apply any Company Contribution to the purchase of Shares in the same manner and under the same terms as described in Section 6.1 of the Plan.

8. Delivery of Shares.

8.1 By appropriate instructions to the Custodian on forms to be provided by the Custodian for such purpose or by following electronic or other procedures prescribed by the Custodian, a participant may from time to time, and subject to applicable law, direct the Custodian to (a) transfer into the participant’s own name all or part of the whole Shares held by the Custodian for the participant’s account and deliver such Shares to the participant; (b) transfer all or part of the whole Shares held for the participant’s account by the Custodian to a regular individual brokerage account in the participant’s own name, either with the firm then acting as Custodian or with another firm, or (c) sell all or part of the whole Shares held by the Custodian for the participant’s account at the market price at the time the order is executed and remit to the participant the net proceeds of sale.

8.2 Upon termination of participation in the Plan, the participant may, subject to applicable law, elect to have the whole Shares held by the Custodian for the account of the participant transferred and delivered in accordance with (a) above, transferred to a brokerage account in accordance with (b) above, or sold in accordance with (c), above. A participant may only obtain cash with respect to a fractional Share reflected in his or her account by sale of the fractional Share to the Custodian. Upon termination of participation in the Plan, the cash balance remaining in a former participant’s account shall be refunded to him or her.

9. Records and Statements. The Custodian shall maintain the records of the Plan. Each participant shall periodically receive a statement showing the current balance of his or her account and the activity of his or her account since the preceding statement date. Participants shall be furnished such other reports and statements as the Board of Directors shall from time to time determine.

10. Expenses of the Plan. The Company shall pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, fees of the Custodian, commissions and issue or transfer taxes on purchases pursuant to the Plan and on delivery of shares to a participant or into his or her brokerage account. The Company shall not pay expenses, commissions or taxes incurred in connection with sales of Shares by the Custodian at the request of a participant. Expenses to be paid by a participant shall be deducted from the proceeds of sale prior to remittance.

11. Rights Not Transferable. The right to purchase Shares under this Plan is not transferable by a participant, and such right is exercisable during the participant’s lifetime only by the participant. Upon the death of a participant, any Shares held by the Custodian for the participant’s account shall be transferred to the deceased participant’s estate.

12. Dividends and Other Distributions. All cash dividends, if any, in respect of Shares held by the Custodian shall be automatically reinvested in the purchase of additional Shares pursuant to the Company’s Automatic Dividend Reinvestment Plan. Any cash distributions not subject to the Dividend Reinvestment Plan shall be paid to the participants entitled thereto. Stock dividends and other distributions in Shares of the Company or other property in respect of Shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective participants entitled thereto.

13. Voting and Stockholder Communications. In connection with voting on any matter submitted to the stockholders of the Company, the Custodian shall furnish to each participant a proxy authorizing the participant to vote the Shares held by the Custodian for his or her account. Copies of all general communications to stockholders of the Company shall be sent to participants in the Plan.

14. Responsibility and Indemnity. Neither the Company, its Board of Directors, the Committee, the Custodian, any Participating Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any participant under the Plan for any mistake of judgment nor for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company shall indemnify and save harmless its Board of Directors, the Committee, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

15. Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, the rules of any stock exchange on which the Company’s securities may be listed, and to the approval of such federal and state authorities or agencies as may have jurisdiction in the premises. The Company shall use its best efforts to comply with such laws, regulations and rules and to obtain such approvals.

16. Amendment of the Plan. The Committee may from time to time amend the Plan in any and all respects, except that without approval of the Board of Directors and the affirmative vote of a majority of the outstanding Shares of the Company, within twelve months prior to or subsequent to such Board approval, the Committee may not extend the term of the Plan or increase the number of Shares issuable or purchasable pursuant to Section 6.3 of the Plan.

17. Termination of the Plan. The Plan shall terminate on February 28, 2019 unless terminated earlier pursuant to this Section 17. The Board of Directors may, in its sole discretion, terminate the Plan at any time without any obligation on account of such termination, except as otherwise provided in this Section 17. Upon termination of the Plan, the cash and Shares, if any, held in the account of each participant shall be distributed to the participant. The foregoing notwithstanding, if, prior to the termination of the Plan, the Board of Directors of the Company shall have adopted a substantially similar plan, the Board of Directors may in its discretion determine that the account of each participant under this Plan shall be carried forward and continued as the account of such participant under such other plan, subject to the right of any participant to request distribution of the cash and Shares, if any, held for his or her account.

18. Restrictions on Directors and Executive Officers. Notwithstanding any provision of this Plan or of any subscription, payroll deduction authorization or other document or instrument to the contrary, directors of the Company and each person who shall have been designated by the Board of Directors of the Company as an “executive officer” for purposes of Section 16 of the Securities Exchange Act shall be bound by the following additional provisions:

Upon making a withdrawal, such participant must cease further purchases in the Plan for six months, or the securities so distributed must be held by the participant six months prior to disposition; provided, however, that extraordinary distributions of all of the Company’s securities held by the Plan and distributions in connection with death, retirement, disability, termination of employment, or a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, are not subject to this requirement;

If such a participant ceases participation in the Plan, he/she may not participate again for at least six months; and

Shares acquired by such participant must be held for six months from the date the Shares are purchased.

19. Effective Date of the Plan. The Plan shall become effective March 1, 2014. The Plan shall be submitted for approval by the stockholders of the Company within twelve months of the effective date.

APPENDIX C

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the independent auditors.

The Company (which includes consolidated subsidiaries as used herein) recognizes that the Company’s independent registered public accounting firm (the “Audit Firm”) possesses a unique knowledge of the Company, and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and nonaudit services.

Policy Statement

All services provided by the Audit Firm, both audit and nonaudit, must be pre-approved by the Audit Committee or a Designated Member (as defined below). Although the Sarbanes-Oxley Act of 2002 permits de minimis exceptions, our policy is to pre-approve all audit and nonaudit services. Examples of audit and permitted non-audit services include:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•

Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Employee benefit plan audits.

•

Accounting consultations and support related to the application of generally accepted accounting principles or the implementation of new laws or regulations, such as compliance with the Sarbanes-Oxley Act, including Section 404 of the Act.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax advice, planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee or a Designated Member may pre-approve at any time up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to any specific annual monetary limit also approved by the Audit Committee or a Designated Member. The Audit Committee must be informed about each such service that is actually provided.

For each proposed service, the independent auditors shall provide detailed back-up documentation at the time of approval to permit the Audit Committee or a Designated Member to make a determination whether the provision of such services would impair the auditor’s independence. Such documentation should be so detailed that there should never be any doubt as to whether any particular service was brought to the attention of, considered and pre-approved by the Audit Committee or a Designated Member. At a minimum, in connection with seeking pre-approval for a proposed service or class of services, the Company’s independent auditor shall (i) provide the Audit Committee or Designated Member with a written description of the nature and scope of the service, including the fee structure for the engagement; (ii) describe and discuss with the Audit Committee or Designated Member the potential effects of the service on the firm’s independence; and (iii) document the substance of its discussion with the Audit Committee or Designated Member. As an example of the level of detail required for pre-approval, in connection with pre-approval of the preparation of the Company’s federal, state and local corporate tax returns, the back-up documentation provided should identify clearly each return, including information on each jurisdiction where a return is to be filed, the type or types of tax return, and how often each return is to be prepared and filed.

When considering whether to grant an approval, the Audit Committee should consider the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and PCAOB with respect to auditor independence, including the fact that an auditor cannot (i) function in the role of management; (ii) audit his or her own work; or (iii) serve in an advocacy role for the Company.

Delegation of Pre-Approval

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee a “Designated Member”), who is independent as defined under the standards of the NYSE, the authority to grant pre-approvals of permitted services (defined below), or classes of permitted services, to be provided by the Audit Firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules, including disclosure of the amount of Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

Prohibited Services

The Company may not engage the Audit Firm to provide the nonaudit services described below to the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements:

1. Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The Audit Firm may not maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2. Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports. The Audit Firm may not provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3. Actuarial Services. The Audit Firm may not provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

4. Management Functions or Human Resources. Partners and employees of the Audit Firm may not act as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm cannot recruit potential employees, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend or advise that the Company hire a specific candidate for a specific job.

5. Broker-Dealer, Investment Adviser, or Investment Banking Services. The Audit Firm may not serve as a broker-dealer, promoter or underwriter of the Company’s securities.

6. Legal Services and Expert Services Unrelated to the Audit. The Audit Firm may not provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7. Internal Audit Outsourcing. The Audit Firm may not provide any internal audit services relating to accounting controls, financial systems, or financial statements.

8. Financial Information Systems Design and Implementation. The Audit Firm may not design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

9. Other Services. The Audit Firm may not provide any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm.

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm.

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

Adopted by the Audit Committee on April 8, 2003.

Amended on July 10, 2007.

Amended on April 5, 2011.

THE
GREENBRIER
COMPANIES
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT_LINE SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
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C123456789
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
X
Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5.
1. Election of Directors: For Withhold For Withhold +
01 - William A. Furman 02 - Charles J. Swindells
For Against Abstain For Against Abstain
2. Advisory vote on the compensation of the Company’s named executive officers. 3. Approval of amendments to The Greenbrier Companies Inc. 2010 Amended and Restated Stock Incentive Plan to increase the annual director stock compensation under the Plan in the form of a 2014 Amended and Restated Stock Incentive Plan.
4. Approval of The Greenbrier Companies, Inc. 2014 Employee Stock Purchase Plan. 5. Ratify the appointment of KPMG LLP as the Company’s independent auditors for 2015.
The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
B Non-Voting Items
Change of Address - Please print new address below. Comments - Please print your comments below.
C Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign and date exactly as your name or names appear above. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title. If a partnership, please sign in full partnership name by authorized person.
Date (mm/dd/yyyy) - Please print date below. / / Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box.
C 1234567890 J N T
1 U PX 2 1 3 2 2 1 1
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +
01XQEB

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of The Greenbrier Companies, Inc., which will be held at the Benson Hotel, 309 SW Broadway, Portland, Oregon beginning at 2:00 P.M. on Wednesday, January 7, 2015.
Whether or not you plan to attend the meeting, please sign, date and return your proxy form as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that your stock be represented.
Sherrill A. Corbett
Secretary
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 7, 2015: The Proxy Statement and Annual Report to Shareholders are available at www.gbrx.com/proxy.
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
THE
GREENBRIER
COMPANIES
Proxy - The Greenbrier Companies, Inc.
Solicited on Behalf of the Board of Directors of the Company
The undersigned hereby appoints William A. Furman, Charles J. Swindells and A. Daniel O’ Neal, Jr. as proxies, each with full power of substitution, to vote all of the Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Greenbrier Companies, Inc. to be held on Wednesday, January 7, 2015 beginning at 2:00 P.M. Portland, Oregon time and at any adjournments or postponements thereof.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR THE RESOLUTION SET FORTH IN PROPOSAL 2 ABOVE, FOR APPROVAL OF AMENDMENTS TO THE GREENBRIER COMPANIES, INC. 2010 AMENDED AND RESTATED STOCK INCENTIVE PLAN TO INCREASE THE ANNUAL DIRECTOR STOCK COMPENSATION UNDER THE PLAN IN THE FORM OF A 2014 AMENDED AND RESTATED STOCK INCENTIVE PLAN, FOR APPROVAL OF THE GREENBRIER COMPANIES, INC. 2014 EMPLOYEE STOCK PURCHASE PLAN AND FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 2015. THE PROXY HOLDERS WILL HAVE DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.